Exhibit 4.1

Spire Tennessee Inc.

$825,000,000

$130,000,000 Series 2026 Senior Notes, Tranche A, due April 1, 2029

$160,000,000 Series 2026 Senior Notes, Tranche B, due April 1, 2031

$105,000,000 Series 2026 Senior Notes, Tranche C, due April 1, 2033

$250,000,000 Series 2026 Senior Notes, Tranche D, due April 1, 2036

$180,000,000 Series 2026 Senior Notes, Tranche E, due April 1, 2038

_____________

Master Note Purchase Agreement

_____________

Dated as of December 17, 2025

Master Note Purchase Agreement - Spire Tennessee 4938-5977-9699 v18.docx

10001213

Table of Contents

Section Heading Page

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Section 22.	Miscellaneous	44
Section 22.1.	Successors and Assigns	44
Section 22.2.	Accounting Terms	44
Section 22.3.	Severability	45
Section 22.4.	Construction, Etc	45
Section 22.5.	Counterparts	45
Section 22.6.	Governing Law	45
Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial.	45

Purchaser Schedule — Information Relating to Purchasers

Schedule A — Defined Terms

Schedule 1.2 — Applicable Interest Rates for the Series 2026 Notes

Schedule 5.3 — Disclosure Materials

Schedule 5.4 — Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5 — Financial Statements

Schedule 5.15 — Existing Indebtedness

Exhibit 1(a) — Form of Series 2026 Senior Note, Tranche A, due April 1, 2029

Exhibit 1(b) — Form of Series 2026 Senior Note, Tranche B, due April 1, 2031

Exhibit 1(c) — Form of Series 2026 Senior Note, Tranche C, due April 1, 2033

Exhibit 1(d) — Form of Series 2026 Senior Note, Tranche D, due April 1, 2036

Exhibit 1(e) — Form of Series 2026 Senior Note, Tranche E, due April 1, 2038

Exhibit 4.4(a) — Form of Opinion of Special Counsel for the Company

Exhibit 4.4(b) — Form of Opinion of Special Counsel for the Purchasers

Exhibit 9.8 — Form of Subsidiary Guaranty Agreement

-iv-

Exhibit S — Form of Supplement to Master Note Purchase Agreement

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Spire Tennessee Inc.

700 Market Street, St. Louis, MO 63101

Series 2026 Senior Notes, Tranche A, due April 1, 2029

Series 2026 Senior Notes, Tranche B, due April 1, 2031

Series 2026 Senior Notes, Tranche C, due April 1, 2033

Series 2026 Senior Notes, Tranche D, due April 1, 2036

Series 2026 Senior Notes, Tranche E, due April 1, 2038

Dated as of December 17, 2025

To Each of the Purchasers Listed in

the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Spire Tennessee Inc., a Delaware corporation (the “Company”), agrees with each of the Purchasers as follows:

Section 1. Authorization of Notes TC "Section 1. Authorization of Notes" \f C \l "1" .

Section 1.1. Series 2026 Notes TC "Section 1.1. Series 2026 Notes" \f C \l "2" . The Company will authorize the issue and sale of (a) $130,000,000 aggregate principal amount of its Series 2026 Senior Notes, Tranche A, due April 1, 2029 (the “Tranche A Notes”), (b) $160,000,000 aggregate principal amount of its Series 2026 Senior Notes, Tranche B, due April 1, 2031 (the “Tranche B Notes”), (c) $105,000,000 aggregate principal amount of its Series 2026 Senior Notes, Tranche C, due April 1, 2033 (the “Tranche C Notes”), (d) $250,000,000 aggregate principal amount of its Series 2026 Senior Notes, Tranche D, due April 1, 2036 (the “Tranche D Notes”) and (e) $180,000,000 aggregate principal amount of its Series 2026 Senior Notes, Tranche E, due April 1, 2038 (the “Tranche E Notes” and together with the Tranche A Notes, the Tranche B Notes, the Tranche C Notes and the Tranche D Notes, the “Series 2026 Notes”). The Series 2026 Notes together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 1.2 are collectively referred to as the “Notes”. The Tranche A Notes, the Tranche B Notes, the Tranche C Notes, the Tranche D Notes and the Tranche E Notes shall be substantially in the forms set out in Exhibit 1(a), Exhibit 1(b), Exhibit 1(c), Exhibit 1(d) and Exhibit 1(e), respectively, with such changes therefrom, if any, as may be approved by the Purchasers of such Notes and the Company in accordance with this Agreement. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

Section 1.2. Applicable Interest Rates for the Series 2026 Notes TC "Section 1.2. Applicable Interest Rates for the Series 2026 Notes" \f C \l "2" . The Tranche A Notes, the

Spire Tennessee Inc. Master Note Purchase Agreement

Tranche B Notes, the Tranche C Notes, the Tranche D Notes and the Tranche E Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof at the applicable per annum interest rate set forth on Schedule 1.2 (each such rate being referred to herein as an “Applicable Interest Rate”) from the date of issuance, payable semi-annually, on the interest payment dates as set forth in Exhibit 1(a), Exhibit 1(b), Exhibit 1(c), Exhibit 1(d) or Exhibit 1(e), as applicable (each such date being referred to herein as an “Interest Payment Date”), until such principal amount shall have become due and payable, and, to the extent permitted by applicable law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the applicable Default Rate, payable semi-annually on each Interest Payment Date as aforesaid.

Section 1.3. Additional Series of Notes TC "Section 1.3. Additional Series of Notes" \f C \l "2" . The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its unsecured promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S. For the avoidance of doubt, the delayed funding mechanics, the Acquisition Condition and the Outside Date applicable to the Series 2026 Notes are Series‑specific and shall not apply to any Additional Notes unless expressly set forth in the applicable Supplement for such Additional Notes. Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i) each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential alphabetical designation inscribed thereon;

(ii) Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii) each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants and additional events of default as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall automatically be deemed amended (a) to reflect such additional covenants and such additional events of default without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants and additional events of default shall not reduce or diminish any existing covenants or events of default, but shall inure to the benefit of all holders of Additional Notes of that Series so long as any Additional Notes of that Series issued pursuant to such Supplement remain outstanding, except as expressly provided otherwise in this Agreement, and (b) to reflect such representations and warranties as are contained

Spire Tennessee Inc. Master Note Purchase Agreement

in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(iv) each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder or as may be approved by the Additional Purchasers of such Series of Additional Notes and the Company in accordance with this Agreement;

(v) the minimum principal amount of any Note issued under a Supplement shall be $250,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $250,000 or more;

(vi) all Additional Notes shall constitute Senior Debt of the Company and shall rank pari passu with all other outstanding Notes; and

(vii) no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

It is specifically acknowledged and agreed that the Purchasers of the Series 2026 Notes, or any other holder of Notes, shall not have any obligation to purchase any Additional Notes.

The obligations of the Company to issue, and the obligations of the Additional Purchasers to purchase, any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a) Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in reasonable detail) required in order to establish whether after giving effect to the issuance of the Additional Notes and after giving effect to the application of the proceeds thereof, the Company is in compliance with the requirements of Section 10.5 (and any other financial covenants included in any Supplement with respect to any Series of Notes then outstanding) on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate).

(b) Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c) Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true

Spire Tennessee Inc. Master Note Purchase Agreement

with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

(d) Execution and Delivery of Guaranty Ratification. To the extent that a Subsidiary Guaranty Agreement is in effect, each Subsidiary Guarantor shall execute and deliver a guaranty ratification.

(e) Closing Conditions. The closing conditions set forth in Section 4 shall have been updated and performed as of the date of issuance of each series of Additional Notes (irrespective of whether such closing conditions initially apply only to the Series 2026 Notes).

Section 2. Sale and Purchase of Notes TC "Section 2. Sale and Purchase of Notes" \f C \l "1" .

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Series 2026 Notes in the principal amount and of the tranche specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3. Execution Date; Closing TC "Section 3. Execution Date; Closing" \f C \l "1" .

The execution and delivery of this Agreement will be made at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606 on the date first written above (the “Execution Date”).

The sale and purchase of the Series 2026 Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606, at 8:00 A.M., Chicago time, at a closing (the “Closing”) on any date after the satisfaction of the Acquisition Condition and on or before June 30, 2026 (the “Outside Date”) as the Company may select with at least five (5) Business Days’ written notice to the Purchasers; provided, however, that the Applicable Interest Rate for the Tranche A Notes, the Tranche B Notes, the Tranche C Notes, the Tranche D Notes and the Tranche E Notes shall be determined in relation to the date of the Closing in accordance with Section 1.2 and Schedule 1.2. At the Closing, the Company will deliver to each Purchaser the Series 2026 Notes of the tranche to be purchased by such Purchaser in the form of a single Series 2026 Note (or such greater number of Series 2026 Notes of such tranche in denominations of at least $250,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company, with wire instructions to be provided by the Company to such Purchaser prior to the Closing in accordance with Section 4.10. If at the Closing the Company shall fail to tender such

Spire Tennessee Inc. Master Note Purchase Agreement

Series 2026 Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement with respect to the Series 2026 Notes, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Notwithstanding anything to the contrary herein, the obligation of the Purchasers to purchase, and of the Company to issue and sell, the Series 2026 Notes at the Closing is subject, in addition to the other conditions set forth in Section 4, to the occurrence of the Acquisition Condition on or prior to the Outside Date. The Closing shall occur only after satisfaction (or waiver by the Required Holders) of the Acquisition Condition and in any event on or before the Outside Date. If the Acquisition Condition has not occurred on or before the Outside Date, (i) each Purchaser shall be relieved of all further obligations under this Agreement with respect to the Series 2026 Notes without liability of any kind (other than for obligations that expressly survive pursuant to Section 15.3), upon written notice to the Company and (ii) the Company shall pay a fee to each Purchaser equal to 1.00% (100 bps) of the aggregate principal amount of the Series 2026 Notes that were to be purchased by such Purchaser at the Closing had the Acquisition Condition been satisfied, as set forth in the Purchaser Schedule no later than 5 Business Days after the date of Outside Date. Such fee shall be paid by wire transfer of immediately available funds to the account to which each Purchaser has specified in the Purchaser Schedule for payments of principal and interest or to such other account of such Purchaser as to which the such Purchaser provides the relevant account information at least 5 Business Days prior to the payment of such fee.

Section 4. Conditions to Closing TC "Section 4. Conditions to Closing" \f C \l "1" .

Each Purchaser’s obligation to purchase and pay for the Series 2026 Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties TC "Section 4.1. Representations and Warranties" \f C \l "2" . The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

Section 4.2. Performance; No Default TC "Section 4.2. Performance; No Default" \f C \l "2" . The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Series 2026 Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. If the Company fails to comply with any provision of Sections 9 or 10 of this Agreement on or after the Execution Date and prior to the Closing, such failure will not be a Default or Event of Default, but if such a failure occurs, then any Purchaser of the Series 2026 Notes may elect not to purchase the Series 2026 Notes on the date of the Closing in accordance with this Section 4.

Spire Tennessee Inc. Master Note Purchase Agreement

Section 4.3. Compliance Certificates TC "Section 4.3. Compliance Certificates" \f C \l "2" .

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Series 2026 Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4. Opinions of Counsel TC "Section 4.4. Opinions of Counsel" \f C \l "2" . Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from Stinson LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc TC "Section 4.5. Purchase Permitted By Applicable Law, Etc" \f C \l "2" . On the date of the Closing such Purchaser’s purchase of the Series 2026 Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) (assuming the preparation, execution, delivery and filing of the applicable Federal Reserve Board forms, if required) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes TC "Section 4.6. Sale of Other Notes" \f C \l "2" . Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series 2026 Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7. Payment of Special Counsel Fees TC "Section 4.7. Payment of Special Counsel Fees" \f C \l "2" . Without limiting Section 15.1, the Company shall have paid on or before the Execution Date and the Closing the fees, charges and disbursements of the Purchasers’

Spire Tennessee Inc. Master Note Purchase Agreement

special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Execution Date or the Closing.

Section 4.8. Private Placement Number TC "Section 4.8. Private Placement Number" \f C \l "2" . A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each tranche of the Series 2026 Notes.

Section 4.9. Changes in Corporate Structure TC "Section 4.9. Changes in Corporate Structure" \f C \l "2" . The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. TC "Section 4.10. Funding Instructions." \f C \l "2" (a) At least five Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for such Purchaser’s Series 2026 Notes is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.10 at least five Business Days prior to the date of the Closing and (iv) contact information of a representative at the transferee bank and a representative at the Company who will be available to confirm such instructions by telephone.

(b) Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two Business Days prior to the Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to the Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Series 2026 Notes.

(c) At least two Business Days prior to the date of the Closing, if requested by a Purchaser, a Responsible Officer of the Company shall have confirmed the aforementioned written instructions in a live video conference call made available to the Purchasers.

Section 4.11. Rating TC "Section 4.11. Rating" \f C \l "2" . On or prior to the Closing, the Series 2026 Notes shall have received a Rating of “A3” (or its equivalent) or better by an Acceptable Rating Agency. In the event that the initial Rating for the Series 2026 Notes is not a public rating, the Company shall have delivered or caused to be delivered prior to any funding in connection with the Closing, to each Purchaser, (a) a Private Rating Letter issued by an Acceptable Rating Agency setting forth the initial Rating for the Notes and (b) the related Private Rating Rationale Report with respect to such Rating.

Spire Tennessee Inc. Master Note Purchase Agreement

Section 4.12. Proceedings and Documents TC "Section 4.12. Proceedings and Documents" \f C \l "2" . All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5. Representations and Warranties of the Company TC "Section 5. Representations and Warranties of the Company" \f C \l "1" .

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority TC "Section 5.1. Organization; Power and Authority" \f C \l "2" . The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to execute and deliver this Agreement and the Series 2026 Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc TC "Section 5.2. Authorization, Etc" \f C \l "2" . This Agreement and the Series 2026 Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Series 2026 Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure TC "Section 5.3. Disclosure" \f C \l "2" . The Company, through its agents, BMO Capital Markets Corp., Regions Securities LLC, and U.S Bancorp Investments, Inc., has delivered to each Purchaser a copy of an Investor Presentation, dated November 3, 2025 (the “Investor Presentation”), relating to the transactions contemplated hereby. This Agreement, the Investor Presentation, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to December 4, 2025 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Investor Presentation and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the

Spire Tennessee Inc. Master Note Purchase Agreement

statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projections, budgets and other estimates, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as disclosed in the Disclosure Documents, since October 17, 2025, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates TC "Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates" \f C \l "2" . (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.

(b) All of the outstanding Capital Stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities TC "Section 5.5. Financial Statements; Material Liabilities" \f C \l "2" . The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto

Spire Tennessee Inc. Master Note Purchase Agreement

(subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnote disclosures). As of the date of the execution and delivery of this Agreement, the Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents. As of the date of the Closing, the Company and its Subsidiaries will not have any Material liabilities that are not disclosed in the Disclosure Documents, or are not otherwise disclosed in, the Company’s then most recent Form 10‑Q or, as applicable, the Form 10‑K filed with the SEC or as otherwise disclosed in any other report filed with the SEC.

Section 5.6. Compliance with Laws, Other Instruments, Etc TC "Section 5.6. Compliance with Laws, Other Instruments, Etc" \f C \l "2" . The execution and delivery of this Agreement and the Series 2026 Notes and the performance by the Company of the requirements of this Agreement and the Series 2026 Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any Material order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate, in any Material respect, any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc TC "Section 5.7. Governmental Authorizations, Etc" \f C \l "2" . No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Series 2026 Notes that has not already been obtained.

Section 5.8. Litigation; Observance of Statutes and Orders TC "Section 5.8. Litigation; Observance of Statutes and Orders" \f C \l "2" . (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (ii) to the actual knowledge of the Company, there are no audits or investigations by any Governmental Authority pending or threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and

Spire Tennessee Inc. Master Note Purchase Agreement

regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes TC "Section 5.9. Taxes........................................" \f C \l "2" . The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate.

Section 5.10. Title to Property; Leases TC "Section 5.10. Title to Property; Leases" \f C \l "2" . The Company and its Subsidiaries have good and sufficient title to their respective owned Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc TC "Section 5.11. Licenses, Permits, Etc" \f C \l "2" . The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12. Compliance with Employee Benefit Plans TC "Section 5.12. Compliance with Employee Benefit Plans" \f C \l "2" . (a) The Company and each ERISA Affiliate have operated and administered each Plan (other than Multiemployer Plans) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), except for such instances of liability as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the

Spire Tennessee Inc. Master Note Purchase Agreement

amendment of a Plan, other than such liabilities or Liens as would not be, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than an amount that would be reasonably expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would be reasonably expected to result in a Material Adverse Effect.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715‑60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not expected to have a Material Adverse Effect.

(e) The execution and delivery of this Agreement and the issuance and sale of the Series 2026 Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA (for which an exemption under section 408 of ERISA does not apply) or in connection with which a tax would be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Series 2026 Notes to be purchased by such Purchaser.

(f) The Company and its Subsidiaries do not have any Non-U.S. Plans.

Section 5.13. Private Offering by the Company TC "Section 5.13. Private Offering by the Company" \f C \l "2" . Neither the Company nor anyone acting on its behalf has offered the Series 2026 Notes or any similar Securities for sale to, or solicited any offer to buy the Series 2026 Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than eighty (80) other Institutional Investors, each of which has been offered the Series 2026 Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2026 Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Spire Tennessee Inc. Master Note Purchase Agreement

Section 5.14. Use of Proceeds; Margin Regulations TC "Section 5.14. Use of Proceeds; Margin Regulations" \f C \l "2" . The Company will apply the proceeds of the sale of the Series 2026 Notes hereunder as set forth under the heading “Use of Proceeds” of the Investor Presentation. No part of the proceeds from the sale of the Series 2026 Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 15% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 15% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness TC "Section 5.15. Existing Indebtedness" \f C \l "2" . (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of December 17, 2025 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries (other than as permitted hereunder). Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc TC "Section 5.16. Foreign Assets Control Regulations, Etc" \f C \l "2" . (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

Spire Tennessee Inc. Master Note Purchase Agreement

(c) No part of the proceeds from the sale of the Series 2026 Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes TC "Section 5.17. Status under Certain Statutes" \f C \l "2" . Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995 or the Federal Power Act.

Section 6. Representations of the Purchasers TC "Section 6. Representations of the Purchasers" \f C \l "1" .

Section 6.1. Purchase for Investment TC "Section 6.1. Purchase for Investment" \f C \l "2" . Each Purchaser severally represents that (i) it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and (ii) it is purchasing the Series 2026 Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Series 2026 Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series 2026 Notes.

Each Purchaser severally represents that it has received and reviewed the Disclosure Documents and has been furnished an opportunity to obtain any additional information or documents concerning the Company and its Subsidiaries, and their financial condition, operations,

Spire Tennessee Inc. Master Note Purchase Agreement

business or properties, necessary or desirable to make an informed decision to purchase the Series 2026 Notes.

Section 6.2. Source of Funds TC "Section 6.2. Source of Funds" \f C \l "2" . Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series 2026 Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an “insurance company pooled separate account”, within the meaning of PTE 90-1 or (ii) a “bank collective investment fund”, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of

Spire Tennessee Inc. Master Note Purchase Agreement

such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3. Accredited Investor TC "Section 6.3. Accredited Investor" \f C \l "2" . Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.

Section 7. Information as to Company TC "Section 7. Information as to Company" \f C \l "1" .

Section 7.1. Financial and Business Information TC "Section 7.1. Financial and Business Information" \f C \l "2" . The Company shall deliver to each Purchaser, each Additional Purchaser and each holder of a Note that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the

Spire Tennessee Inc. Master Note Purchase Agreement

date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and

(ii) the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the portion of the Company’s fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnote disclosures;

(b) Annual Statements — within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of:

(i) an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and

(ii) the related audited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal year, including notes thereto,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

Spire Tennessee Inc. Master Note Purchase Agreement

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser, Additional Purchaser or holder of Notes), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC;

(d) Notice of Default or Event of Default — promptly, and in any event within ten days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Employee Benefits Matters — promptly, and in any event within ten days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the Execution Date that would be reasonably expected, individually or in the aggregate, to result in liability that would have a Material Adverse Effect;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

Spire Tennessee Inc. Master Note Purchase Agreement

(f) Resignation or Replacement of Auditors — within ten days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;

(g) Supplements — promptly and in any event within ten Business Days after the execution and delivery of any Supplement, a copy thereof;

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10‑Q and Form 10‑K) or relating to the ability of the Company to perform its obligations hereunder (including any Supplement) and under the Notes as from time to time may be reasonably requested by any such Purchaser, Additional Purchaser or holder of a Note; and

(i) Rating — promptly following the occurrence thereof, written notice of any change in the Rating for the Notes required to be maintained pursuant to Section 9.10.

Section 7.2. Officer’s Certificate TC "Section 7.2. Officer’s Certificate" \f C \l "2" . Each set of financial statements delivered to a Purchaser, an Additional Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists,

Spire Tennessee Inc. Master Note Purchase Agreement

specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c) Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.8 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3. Visitation TC "Section 7.3. Visitation" \f C \l "2" . The Company shall permit the representatives of each Purchaser, each Additional Purchaser and each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such Purchaser, Additional Purchaser or such holder of a Note and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all during the Company’s normal business hours; provided, however, that so long as no Default or Event of Default then exists, the Purchasers, Additional Purchasers and holders of a Note, collectively, shall be permitted to make no more than two such visits during any fiscal year;

(b) Default — if a Default or Event of Default then exists, at the reasonable expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), as often as may be reasonably requested during the Company’s normal business hours and upon reasonable prior notice to the Company; provided that in the case of any discussion or meeting with the independent public accountants, only if the Company has been given the opportunity to participate in such discussion; and

(c) Restrictions Related to Safety and Confidentiality — notwithstanding the foregoing, the Company reserves the right to restrict access to any of its or its Subsidiaries’ facilities in accordance with reasonably adopted procedures relating to safety and security, and neither the Company nor any of its Subsidiaries shall be required to disclose to any Purchaser, Additional Purchaser or holder of the Notes or any agents or representatives thereof any information that is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the Company or any of its Subsidiaries to prevent the loss of such privilege in connection with such information or that is prevented from disclosure pursuant to a confidentiality agreement with any non-Affiliate (provided that the Company agrees to use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit disclosure of the

Spire Tennessee Inc. Master Note Purchase Agreement

relevant information, subject to customary nondisclosure restrictions applicable to the Purchasers, Additional Purchasers and holders of the Notes, as applicable, and that the Company has received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement).

Section 7.4. Electronic Delivery TC "Section 7.4. Electronic Delivery" \f C \l "2" . Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b) the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at https://investors.spireenergy.com/filings-and-reports/default.aspx#financial-results as of the date of this Agreement;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of Notes has free access; or

(d) the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on Intralinks or on any other similar website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Spire Tennessee Inc. Master Note Purchase Agreement

Section 8. Payment and Prepayment of the Notes TC "Section 8. Payment and Prepayment of the Notes" \f C \l "1" .

Section 8.1. Maturity. TC "Section 8.1. Maturity." \f C \l "2" As provided therein, the entire unpaid principal balance of each Tranche A Note, each Tranche B Note, each Tranche C Note, each Tranche D Note and each Tranche E Note shall be due and payable on the Maturity Date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount TC "Section 8.2. Optional Prepayments with Make-Whole Amount" \f C \l "2" . The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes (or tranche of Notes), in an amount not less than 5% of the original aggregate principal amount of such Series of Notes (or tranche of Notes) to be prepaid in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the applicable Make-Whole Amount determined for the prepayment date with respect to such principal amount. Notwithstanding the foregoing, the Company may not prepay any Series of Notes (or tranche of Notes) pursuant to this Section 8.2 if a Default or Event of Default shall exist or would result from such optional prepayment unless all Notes at the time outstanding are prepaid on a pro rata basis. The Company will give each holder of Notes of the Series (or tranche) to be prepaid (with a copy to each other holder of Notes) written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of each Series (or tranche of Notes) to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated applicable Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes being prepaid a certificate of a Senior Financial Officer specifying the calculation of such applicable Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments TC "Section 8.3. Allocation of Partial Prepayments" \f C \l "2" . In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes of each Series (or tranche of Notes) to be prepaid shall be allocated among all of the Notes of such Series (or tranche) at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4. Maturity; Surrender, Etc TC "Section 8.4. Maturity; Surrender, Etc" \f C \l "2" . In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and applicable

Spire Tennessee Inc. Master Note Purchase Agreement

Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes TC "Section 8.5. Purchase of Notes" \f C \l "2" . The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series (or tranche) except (a) upon the payment or prepayment of the Notes of such Series (or tranche) in accordance with this Agreement (including any Supplement hereto) and the Notes of such Series (or tranche) or (b) pursuant to an offer to purchase any outstanding Notes of any Series (or tranche) made by the Company or an Affiliate pro rata to the holders of the Notes of such Series (or tranche) at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder of the Notes of the Series (or tranche) being offered for purchase with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten Business Days. If the holders of more than 25% of the outstanding principal amount of the Notes of the Series (or tranche) offered for purchase accept such offer, the Company shall promptly notify the remaining holders of such Series (or tranche) of such fact and the expiration date for the acceptance by such holders of such offer shall be extended by the number of days necessary to give each such remaining holder at least ten Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes. Notwithstanding the foregoing, neither the Company nor any Affiliate may offer to purchase or purchase any Series (or tranche) of Notes if a Default or Event of Default shall exist or would result therefrom unless such Person shall offer to purchase all outstanding Notes on a pro rata basis upon the same terms and conditions.

Section 8.6. Make-Whole Amount for the Series 2026 Notes TC "Section 8.6. Make-Whole Amount for the Series 2026 Notes" \f C \l "2" .

“Make‑Whole Amount” means, with respect to any Series 2026 Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series 2026 Note over the amount of such Called Principal, provided that the Make‑Whole Amount may in no event be less than zero. For the purposes of determining the Make‑Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Series 2026 Note, the principal of such Series 2026 Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Series 2026 Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series 2026 Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

Spire Tennessee Inc. Master Note Purchase Agreement

“Reinvestment Yield” means, with respect to the Called Principal of any Series 2026 Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on‑the‑run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yield(s)” Reported for the applicable most recently issued actively traded on‑the‑run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Series 2026 Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series 2026 Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360‑day year composed of twelve 30‑day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series 2026 Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Series 2026 Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest

Spire Tennessee Inc. Master Note Purchase Agreement

accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Series 2026 Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Change of Control TC "Section 8.7. Change of Control" \f C \l "2" . (a) Notice of Change of Control Repurchase Event. The Company will, within 15 Business Days after the occurrence of any Change of Control Repurchase Event, give written notice of such Change of Control Repurchase Event to each holder of Notes (as determined as of the date of such notice). Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.7.

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). The Proposed Prepayment Date shall be not less than 10 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 45th day after the date of such offer).

(c) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7, or to accept an offer as to all of the Notes held by such holder, in each case on or before the fifth Business Day preceding the Proposed Prepayment Date, shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and without any Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; and (v) in reasonable detail, the nature and date of the Change of Control.

(f) Definition of Change of Control and Change of Control Repurchase Event.

Spire Tennessee Inc. Master Note Purchase Agreement

(i) “Change of Control” means an event or series of events by which:

(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty percent (30%) of the Capital Stock of the Parent entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Parent or (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Parent shall not constitute Continuing Directors; or

(B) the Parent shall fail to own legally or beneficially one hundred percent (100%) (by number of votes) of the Voting Stock of the Company.

(ii) A “Change of Control Repurchase Event” occurs if within the period of 90 days from and including the date on which a Change of Control occurs, the Company fails to obtain or maintain (whether by failing to seek a Rating at its own discretion or otherwise) a Rating of the Notes from an Acceptable Rating Agency of at least Investment Grade.

Section 8.8. Payments Due on Non-Business Days TC "Section 8.8. Payments Due on Non-Business Days" \f C \l "2" . Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9. Affirmative Covenants. TC "Section 9. Affirmative Covenants." \f C \l "1"

The Company covenants that from and after the Execution Date and so long as any of the Notes are outstanding:

Section 9.1. Compliance with Laws TC "Section 9.1. Compliance with Laws" \f C \l "2" . Without limiting Section 10.4, and except as provided in Section 9.7 (which are the only covenants pertaining to compliance with Environmental Laws), the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16), and will obtain and maintain in effect all

Spire Tennessee Inc. Master Note Purchase Agreement

licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non‑compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance TC "Section 9.2. Insurance" \f C \l "2" . The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties TC "Section 9.3. Maintenance of Properties" \f C \l "2" . The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear and damage by casualty) consistent with good utility practices, so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes TC "Section 9.4. Payment of Taxes" \f C \l "2" . The Company will and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc TC "Section 9.5. Corporate Existence, Etc" \f C \l "2" . Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.2 and 10.6 the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly‑Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Spire Tennessee Inc. Master Note Purchase Agreement

Section 9.6. Books and Records. TC "Section 9.6. Books and Records." \f C \l "2" The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable Material requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7. Environmental Laws TC "Section 9.7. Environmental Laws" \f C \l "2" . The Company will, and will cause each of its Subsidiaries to, (i) comply in all Material respects with all applicable Environmental Laws and obtain and comply in all Material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) comply in all Material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

Section 9.8. Subsidiary Guarantors TC "Section 9.8. Subsidiary Guarantors" \f C \l "2" . (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(i) enter into an agreement, substantially in the form of Exhibit 9.8 or otherwise in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(ii) deliver the following to each holder of a Note:

(A) an executed counterpart of such Subsidiary Guaranty;

(B) a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6

Spire Tennessee Inc. Master Note Purchase Agreement

and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(C) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(D) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b) At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty under subparagraph (a) of this Section 9.8 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 9.9. Maintenance of Issuer Rating on the Companytc "Section 9.9. Maintenance of Issuer Rating on the Company" \f C \l 2. The Company shall at all times, at its sole cost and expense, use commercially reasonable efforts to maintain an Issuer Rating from at least one NRSRO that indicates that it will monitor the Issuer Rating on an ongoing basis. The Company will provide to each holder of a Note (a) at least annually and (b) promptly upon any change in the Issuer Rating, a notice with evidence of such Issuer Rating (or any change thereto).

Section 9.10. Rating on the Notestc "Section 9.10. Rating on the Notes" \f C \l 2. The Company shall maintain a Rating with respect to the Notes from an Acceptable Rating Agency and deliver evidence of such Rating to each holder of a Note at least annually for a period of three years commencing on December 1, 2026. In the event that any Rating obtained pursuant to this Section 9.10 is not a public rating, the Company shall deliver or cause to be delivered to each Purchaser, (a) a Private Rating Letter issued by an Acceptable Rating Agency setting forth the Rating for the Notes and (b) the related Private Rating Rationale Report with respect to such Rating. In addition to the foregoing information, if the SVO or any other regulatory authority

Spire Tennessee Inc. Master Note Purchase Agreement

having jurisdiction over any holder of a Note from time to time requires any additional information with respect to such Rating, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.

Section 10. Negative Covenants TC "Section 10. Negative Covenants" \f C \l "1" .

The Company covenants that from and after the Execution Date and so long as any of the Notes are outstanding:

Section 10.1. Transactions with Affiliates TC "Section 10.1. Transactions with Affiliates" \f C \l "2" . The Company will not, and it will not cause or permit any Subsidiary to, enter into or be a party to any Material transaction or arrangement with any Affiliate (including the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not apply to: (i) any issuances of stock to the Parent, (ii) payment of any lawful distributions on its issued stock, and (iii) payment or grant of reasonable compensation, benefits and indemnities to any director, officers, employee or agent of the Company or any Subsidiary. Notwithstanding the foregoing, nothing in this Section 10.1 shall restrict transactions with any Affiliate that have been approved by or are entered into pursuant to any orders or decisions of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries, including without limitation the Federal Energy Regulatory Commission or the Public Utility Commission of the State of Tennessee (or any successor commission or organization).

Section 10.2. Merger, Consolidation, Etctc "Section 10.2. Merger, Consolidation, Etc" \f C \l 2. (a) The Company will not, and it will not cause or permit any Subsidiary to, directly or indirectly merge or consolidate with or into any other Person or permit any other Person to merge into or with or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, provided that in any merger or consolidation involving the Company, (i) the Company shall be the surviving Person, (ii) after giving effect thereto, at least two of the Company’s Debt Ratings shall be no lower than Investment Grade and (iii) such merger or consolidation would not reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations under this Agreement.

(b) Except as provided in Section 10.1 and Section 10.2(a), the Company will not, and will not cause or permit any Subsidiary to, (i) sell, assign, lease, transfer, abandon or otherwise dispose of any of its property (including, without limitation, any Capital Stock of a Subsidiary owned by the Company or another Subsidiary) or (ii) issue, sell or otherwise dispose of any Capital Stock of any Subsidiary; provided, however, that the Company and each Subsidiary may (A) sell, assign, lease, transfer, abandon or otherwise dispose of (1) any of its natural gas inventory or past-due accounts receivable in the ordinary course of business, (2) any of its property to the Company or any Subsidiary, provided that, if at any time more than ten percent (10%) of the consolidated assets of the Company and all of its Subsidiaries are transferred from the Company to a Subsidiary,

Spire Tennessee Inc. Master Note Purchase Agreement

such Subsidiary shall then execute a guaranty agreement with respect to the Company’s obligations hereunder in a form reasonably acceptable to the Required Holders, and (3) any of its other property (whether in one transaction or a series of transactions) so long as the value of such property sold, assigned, leased, transferred, abandoned or otherwise disposed of in any fiscal year under this subsection (3) (including in connection with Permitted Securitizations) shall not exceed ten percent (10%) of the consolidated assets of the Company and all of its Subsidiaries as determined on a consolidated basis as of the last day of the immediately preceding fiscal year, and (B) issue to any Person shares of Capital Stock of any non-Material Subsidiary that is not a Subsidiary Guarantor hereunder; and provided further, however, that (i) nothing in this Agreement shall limit or restrict the Company’s use of financial instruments or natural gas contracts under its gas supply risk management program and (ii) nothing in this Section shall restrict the Company or any of its Subsidiaries from (x) forming any Subsidiary or (y) issuing any Capital Stock or other equity interests of such Person to the Parent or any of its direct or indirect wholly-owned Domestic Subsidiaries.

Section 10.3. Line of Business. TC "Section 10.3. Line of Business." \f C \l "2" The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business and reasonable extensions thereof in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged as described in the Investor Presentation.

Section 10.4. Economic Sanctions, Etc. TC "Section 10.4. Economic Sanctions, Etc." \f C \l "2" The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.5. Maximum Consolidated Capitalization Ratio TC "Section 10.5. Maximum Consolidated Capitalization Ratio" \f C \l "2" . The Company will at the end of each of the Company’s fiscal quarters have a Consolidated Capitalization Ratio of not more than seventy percent (70%).

Section 10.6. Limitation on Liens TC "Section 10.6. Limitation on Liens" \f C \l "2" . The Company will not, and will not cause or permit any Subsidiary to, create, incur or assume, or suffer to be incurred or to exist, any Lien on any of its property, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens. Notwithstanding the foregoing, the Company may create Liens on its property to secure first mortgage bonds and other obligations, provided that the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with (or, at the Company’s option, prior to) such obligations pursuant to the same mortgage or by an equal and ratable lien reasonably acceptable to the Required Holders in substance and in form, including an intercreditor

Spire Tennessee Inc. Master Note Purchase Agreement

agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Section 11. Events of Default TC "Section 11. Events of Default" \f C \l "1" .

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1, 10.2, 10.5 and 10.6 or any covenant contained in a Supplement which specifically provides that it shall have the benefit of this paragraph (c); or

(d) the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any Material respect on the date as of which made; or

(f) (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such

Spire Tennessee Inc. Master Note Purchase Agreement

default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) any event occurs with respect to the Company or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j) one or more final judgments or orders for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with

Spire Tennessee Inc. Master Note Purchase Agreement

Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l) any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

Section 12. Remedies on Default, Etc TC "Section 12. Remedies on Default, Etc" \f C \l "1" .

Section 12.1. Acceleration. TC "Section 12.1. Acceleration." \f C \l "2" (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Spire Tennessee Inc. Master Note Purchase Agreement

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein or in any Supplement specifically provided for) and that the provision for payment of a Make-Whole Amount, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. TC "Section 12.2. Other Remedies." \f C \l "2" If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Supplement, any Note or any Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or by law or otherwise.

Section 12.3. Rescission. TC "Section 12.3. Rescission." \f C \l "2" At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc TC "Section 12.4. No Waivers or Election of Remedies, Expenses, Etc" \f C \l "2" . No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty, any Supplement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of

Spire Tennessee Inc. Master Note Purchase Agreement

such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 13. Registration; Exchange; Substitution of Notes TC "Section 13. Registration; Exchange; Substitution of Notes" \f C \l "1" .

Section 13.1. Registration of Notes TC "Section 13.1. Registration of Notes" \f C \l "2" . Pursuant to the Paying Agent and Registrar Agreement, the Company has appointed the Registrar as the registrar in respect of the Notes. The Company shall notify each Purchaser, Additional Purchaser and holder of Notes in the event that the Company appoints another Person as the Registrar. The Company shall keep at its principal executive office, or shall cause the Registrar to keep at its corporate trust office, a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company and the Registrar shall not be affected by any notice or knowledge to the contrary. The Company shall give, or shall cause the Registrar to give, to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes TC "Section 13.2. Transfer and Exchange of Notes" \f C \l "2" . Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)) (and with a copy thereof delivered concurrently to the Registrar), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s reasonable expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series (and of the same tranche if such Series has separate tranches) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such Series originally issued hereunder or pursuant to any Supplement. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $250,000, provided, that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $250,000. Any transferee,

Spire Tennessee Inc. Master Note Purchase Agreement

by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.1 and Section 6.2.

Section 13.3. Replacement of Notes TC "Section 13.3. Replacement of Notes" \f C \l "2" . Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation) (and with a copy thereof delivered concurrently to the Registrar), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it and the Registrar and Paying Agent (provided that if the holder of such Note is, or is a nominee for, an original Purchaser, an original Additional Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14. Payments on Notes TC "Section 14. Payments on Notes" \f C \l "1" .

Section 14.1. Place of Payment TC "Section 14.1. Place of Payment" \f C \l "2" . Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Clayton, Missouri at the corporate trust office of the Paying Agent in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Payment by Wire Transfer TC "Section 14.2. Payment by Wire Transfer" \f C \l "2" . Pursuant to the Paying Agent and Registrar Agreement, the Company has appointed the Paying Agent as the paying agent in respect of the Notes. So long as any Purchaser or Additional Purchaser or such Person’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will, or will cause the Paying Agent to, pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule hereto or, in the case of any Additional Purchaser, the Purchaser Schedule attached to any Supplement pursuant to which such Additional Purchaser is a party, or by such

Spire Tennessee Inc. Master Note Purchase Agreement

other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or an Additional Purchaser or such Person’s nominee, such Purchaser or Additional Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same tranche pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser or an Additional Purchaser under this Agreement (including any Supplement hereto) and that has made the same agreement relating to such Note as the Purchasers or Additional Purchasers, as the case may be, have made in this Section 14.2.

Section 14.3. FATCA Information TC "Section 14.3. FATCA Information" \f C \l "2" . By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15. Expenses, Etc TC "Section 15. Expenses, Etc" \f C \l "1" .

Section 15.1. Transaction Expenses TC "Section 15.1. Transaction Expenses" \f C \l "2" . Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of one special counsel for the Purchasers and for the Additional Purchasers and, if reasonably required by the Required Holders, one local or other counsel) incurred by the Purchasers, the Additional Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement), any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement

Spire Tennessee Inc. Master Note Purchase Agreement

(including any Supplement), any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement), any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the reasonable costs and expenses, including reasonable financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by any Supplement, by any Subsidiary Guaranty and by the Notes and (c) the reasonable costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,000 for each tranche of each Series of Notes. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser, an Additional Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 15.2. Certain Taxes TC "Section 15.2. Certain Taxes" \f C \l "2" . The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement (including any Supplement), or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement (including any Supplement), or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3. Survival TC "Section 15.3. Survival" \f C \l "2" . The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement or any Supplement.

Spire Tennessee Inc. Master Note Purchase Agreement

Section 16. Survival of Representations and Warranties; Entire Agreement. TC "Section 16. Survival of Representations and Warranties; Entire Agreement." \f C \l "1"

All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or such Additional Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement or such Supplement. Subject to the preceding sentence, this Agreement (including every Supplement), the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Additional Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver TC "Section 17. Amendment and Waiver" \f C \l "1" .

Section 17.1. Requirements TC "Section 17.1. Requirements" \f C \l "2" . (a) This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(i) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used therein or such corresponding provision of any Supplement), will be effective as to any Purchaser, Additional Purchaser or holder of Notes unless consented to by such Purchaser, Additional Purchaser or holder of Notes in writing; and

(ii) no amendment or waiver may, without the written consent of each Purchaser, each Additional Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20 or the corresponding provision of any Supplement. No waiver or amendment of this Agreement that affects the rights and duties of the Paying Agent or the Registrar shall become effective without such Person’s written consent.

Spire Tennessee Inc. Master Note Purchase Agreement

(b) Supplements. Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with Section 1.2 hereof without obtaining the consent of any Purchaser, Additional Purchaser or holder, in each case, of any other Series of Notes.

Section 17.2. Solicitation of Holders of Notes TC "Section 17.2. Solicitation of Holders of Notes" \f C \l "2" .

(a) Solicitation. The Company will provide each Purchaser, each Additional Purchaser and each holder of a Note with reasonably sufficient information, reasonably sufficiently far in advance of the date a decision is required, to enable such Person to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of any Supplement or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each Purchaser, each Additional Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers, Additional Purchasers or holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser, Additional Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser, Additional Purchaser or holder of a Note of any waiver or amendment of any of the terms and provisions hereof or of any Supplement, any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each Purchaser, each Additional Purchaser and each holder of a Note even if such Purchaser, Additional Purchaser or holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc TC "Section 17.3. Binding Effect, Etc" \f C \l "2" . Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all Purchasers, Additional Purchasers or holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment

Spire Tennessee Inc. Master Note Purchase Agreement

or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser, Additional Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser, Additional Purchaser or holder of such Note.

Section 17.4. Notes Held by Company, Etc TC "Section 17.4. Notes Held by Company, Etc" \f C \l "2" . Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18. Notices TC "Section 18. Notices" \f C \l "1" .

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or electronic mail (to those recipients who have provided email addresses specifically for such purpose to the other parties hereto) if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in the Purchaser Schedule to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing pursuant to this Section 18,

(iii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iv) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, with a copy to the attention of the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing,

(v) if to the Registrar, to the Registrar at: Regions Bank, 8182 Maryland Avenue, 12th Floor, Clayton, MO 63105, Attn: Corporate Trust Services, or

Spire Tennessee Inc. Master Note Purchase Agreement

(vi) if to the Paying Agent, to the Paying Agent at: Regions Bank, 8182 Maryland Avenue, 12th Floor, Clayton, MO 63105, Attn: Corporate Trust Services.

Notices under this Section 18 will be deemed given only when actually received.

Section 19. Reproduction of Documents TC "Section 19. Reproduction of Documents" \f C \l "1" .

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing or by any Additional Purchaser (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or any Additional Purchaser, may be reproduced by such Purchaser or such Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or such Additional Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or such Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20. Confidential Information TC "Section 20. Confidential Information" \f C \l "1" .

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser, Additional Purchaser or holder of Notes by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise reasonably identified when received by such Purchaser, Additional Purchaser or holder of Notes as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser, Additional Purchaser or holder of Notes prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser, Additional Purchaser or holder of Notes or any Person acting on such Purchaser’s, Additional Purchaser’s or holder’s behalf, (c) otherwise becomes known to such Purchaser, Additional Purchaser or holder of Notes other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser, Additional Purchaser or holder of Notes under Section 7.1 that are otherwise publicly available. Each Purchaser, Additional Purchaser or holder of Notes will only use such Confidential Information in connection with its administration of the investment represented by its purchase of Notes or holding of Notes, and each Purchaser, Additional Purchaser or holder of Notes will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser

Spire Tennessee Inc. Master Note Purchase Agreement

may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any Governmental Authority having jurisdiction over such Purchaser, Additional Purchaser or holder of Notes, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s, Additional Purchaser’s or holder’s investment portfolio, or (viii) any other Person to which such delivery or disclosure is necessary (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, Additional Purchaser or holder of Notes, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser, Additional Purchaser or holder of Notes is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser, Additional Purchaser or holder of Notes may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies under such Purchaser’s, Additional Purchaser’s or holder’s Notes, this Agreement or any Subsidiary Guaranty. Notwithstanding anything to the contrary, prior to any Purchaser, Additional Purchaser or holder of Notes making any permitted disclosure described in clause (x) above (or clause (vi) above but only to the extent such request or demand is specifically targeted at the Company or otherwise arising out of the transactions contemplated hereby), to the extent not prohibited by law or regulation such Purchaser, Additional Purchaser or holder of Notes shall use its reasonable efforts to promptly notify the Company in writing and shall use its reasonable efforts to assist the Company (at the Company’s sole expense) to protest and/or challenge any such required or requested disclosures. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement, any Supplement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Spire Tennessee Inc. Master Note Purchase Agreement

Section 21. Substitution of Purchaser TC "Section 21. Substitution of Purchaser" \f C \l "1" .

Each Purchaser and each Additional Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Substitute Purchasers (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder or under any Supplement, by written notice to the Company, which notice shall be signed by both such Purchaser or such Additional Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and such Supplement, as applicable, and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser or such Additional Purchaser in this Agreement (other than in this Section 21) and such Supplement, as applicable, shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser or such original Additional Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser or an Additional Purchaser hereunder or under any Supplement and such Substitute Purchaser thereafter transfers to such original Purchaser or such original Additional Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” or an “Additional Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser or such original Additional Purchaser, and such original Purchaser or original Additional Purchaser shall again have all the rights of an original holder of Notes under this Agreement and such Supplement, as applicable.

Section 22. Miscellaneous TC "Section 22. Miscellaneous" \f C \l "1" .

Section 22.1. Successors and Assigns TC "Section 22.1. Successors and Assigns" \f C \l "2" . All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Accounting Terms TC "Section 22.2. Accounting Terms" \f C \l "2" . All accounting terms used herein or used in any Supplement which are not expressly defined in this Agreement or such Supplement, as applicable, have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein or in any Supplement, (i) all computations made pursuant to this Agreement or such Supplement, as applicable, shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. Notwithstanding the foregoing, if the Company notifies the holders of Notes that, in the Company’s reasonable opinion, or if the Required Holders notify the Company that, in the Required Holders’ reasonable opinion, as a result of changes in GAAP from time to time

Spire Tennessee Inc. Master Note Purchase Agreement

(“Subsequent Changes”), any of the covenants contained in Sections 10.5 or 10.6 or any of the defined terms used therein, no longer apply as intended such that such covenants are materially more or less restrictive to the Company than are such covenants immediately prior to giving effect to such Subsequent Changes, the Company and the holders of Notes shall negotiate in good faith to reset or amend such covenants or defined terms so as to negate such Subsequent Changes, or to establish alternative covenants or defined terms. Until the Company and the Required Holders so agree to reset, amend or establish alternative covenants or defined terms, the covenants contained in Sections 10.5 and 10.6, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined assuming that the Subsequent Changes shall not have occurred (“Static GAAP”). During any period that compliance with any covenants shall be determined pursuant to Static GAAP, the Company shall include relevant reconciliations in reasonable detail between GAAP and Static GAAP with respect to the applicable covenant compliance calculations contained in each certificate of a Senior Financial Officer delivered pursuant to Section 7.2 during such period.

For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3. Severability TC "Section 22.3. Severability" \f C \l "2" . Any provision of this Agreement or any Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction, Etc TC "Section 22.4. Construction, Etc" \f C \l "2" . Each covenant contained herein or in any Supplement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, or therein so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein or in any Supplement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments,

Spire Tennessee Inc. Master Note Purchase Agreement

supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5. Counterparts TC "Section 22.5. Counterparts" \f C \l "2" . This Agreement and any Supplement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6. Governing Law TC "Section 22.6. Governing Law" \f C \l "2" . This Agreement and each Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial. TC "Section 22.7. Jurisdiction and Process; Waiver of Jury Trial." \f C \l "2" (a) The Company and each Purchaser, Additional Purchaser and holder of Notes hereby irrevocably submits to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, any Supplement or the Notes; provided that if no such federal court has jurisdiction to accept such suit, action or proceeding, then the Company and each Purchaser, Additional Purchaser and holder of Notes irrevocably and unconditionally submits to the exclusive jurisdiction of any state court sitting in the Borough of Manhattan, The City of New York. To the fullest extent permitted by applicable law, the Company and each Purchaser, Additional Purchaser and holder of Notes irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

Spire Tennessee Inc. Master Note Purchase Agreement

(c) The Company consents to process being served by or on behalf of any Purchaser, Additional Purchaser or holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such party shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 22.7 shall affect the right of any Purchaser, Additional Purchaser or holder of a Note to serve process in any manner permitted by law, or limit any right that the Purchasers, Additional Purchasers or holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) The Company and each Purchaser, Additional Purchaser and each holder of Notes hereby waives trial by jury in any action brought on or with respect to this Agreement, any Supplement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

Spire Tennessee Inc. Master Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Spire Tennessee Inc.

By /s/ Steven C. Greenley

Name: Steven C. Greenley

Title: Chief Executive Officer

Spire Tennessee Inc. Master Note Purchase Agreement

This Agreement is hereby accepted and agreed

to as of the date hereof.

[Purchaser Signature Blocks]

Information Relating to Purchasers

Name and Address of Purchaser	Tranche	Principal Amount of Notes to Be Purchased

Purchaser Schedule

(to Master Note Purchase Agreement)

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Rating Agency” means an NRSRO.

“Acquisition” shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which the Company or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other Securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other Securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership, (iii) a majority (by percentage of voting power) of the outstanding membership interests of a limited liability company or (iv) a majority of the ownership interests in any organization or entity other than a corporation, partnership or limited liability company.

“Acquisition Condition” means, with respect to the Series 2026 Notes, the occurrence of the closing of the acquisition by Spire Inc. through the Company of the operations of Piedmont Natural Gas Tennessee in the Nashville, Tennessee area.

“Additional Notes” is defined in Section 1.2.

“Additional Purchasers” means purchasers of Additional Notes.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Master Note Purchase Agreement, including all Schedules attached to this Agreement and all Supplements to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Interest Rate” is defined in Section 1.2.

Schedule A
(to Master Note Purchase Agreement)

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, or Clayton, Missouri are required or authorized to be closed.

“Called Principal” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2026 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in Capital Stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” shall mean any lease of property, whether real and/or personal, by a Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” of any Person shall mean, as of the date of any determination thereof, the amount at which the aggregate rental obligations due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

“Change of Control” is defined in Section 8.7(f).

“Change of Control Repurchase Event” is defined in Section 8.7(f).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Consolidated Capitalization” shall mean, as of the date of any determination thereof, the sum of Consolidated Indebtedness as of such day plus Consolidated Net Worth as of such day, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Capitalization Ratio” shall mean, as of the date of any determination thereof, the ratio (expressed as a percentage) of Consolidated Indebtedness as of such day to Consolidated Capitalization as of such day, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as of the date of any determination thereof, all Indebtedness of the Company and its Subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” shall mean, as of the date of any determination thereof, the amount of the Capital Stock accounts (net of treasury stock, at cost) of the Company and its Subsidiaries as of such date plus (or minus in the case of a deficit) the surplus and retained earnings of the Company and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

“Continuing Directors” shall mean (i) the directors of the Parent on the Execution Date, (ii) those directors whose election or nomination to the board of directors (or equivalent governing body) of the Parent was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board or other equivalent governing body and (iii) those directors whose election or nomination to the board of directors (or equivalent government body) of the Parent was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Debt Rating” means, as of any date of determination, the rating as determined by any NRSRO of the Company’s senior unsecured non-credit enhanced long-term indebtedness.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to the Notes of any Series, that rate of interest per annum that is the greater of (a) 2.0% above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series (and of such tranche if such Series has separate tranches) or

(b) 2.0% over the rate of interest publicly announced by Chase Bank N.A., in New York, New York, as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Discounted Value” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2026 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (b) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (c) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (i) debt Securities or (ii) any Capital Stock referred to in (a) or (b) above; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Execution Date” is defined in Section 3.

“Fair Market Value” means, at any time and with respect to any property, the sale of value of such property that would be realized in an arm’s‑length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Form 10‑K” is defined in Section 7.1(b).

“Form 10‑Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means:

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government‑owned or government‑controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company or Registrar pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Indebtedness” of any Person shall mean, as of the date of determination thereof, the sum of, without duplication:

(a) all indebtedness of such Person for borrowed money or incurred in connection with the purchase or other acquisition of property (other than trade accounts payable incurred in the ordinary course of business not more than ninety (90) days past due) including, but not limited to, obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made;

(b) all Capitalized Lease Obligations of such Person;

(c) the aggregate undrawn face amount of all letters of credit and/or surety bonds issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto;

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

(e) all Disqualified Capital Stock issued by such Person, with the amount of indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price;

(f) the principal balance outstanding and owing by such Person under any Synthetic Lease, tax retention operating lease or similar off‑balance sheet financing product;

(g) all Guaranties by such Person of Indebtedness of others;

(h) for all purposes other than Section 10.5, the net obligations of such Person under any Swap Contracts;

(i) all indebtedness of the types referred to in clauses (a) through (h) above (i) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (ii) secured by any Lien (other than leases qualified as operating leases under GAAP) on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt and notwithstanding anything to the contrary set forth above, Permitted Commodity Hedging Obligations shall not constitute Indebtedness for purposes of this Agreement.

“INHAM Exemption” is defined in Section 6.2(e).

“Interest Payment Date” is defined in Section 1.2.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” shall mean any investment (including, without limitation, any loan or advance) of the Company or any Subsidiary in or to any Person, whether payment therefor is made in cash or Capital Stock of the Company or any Subsidiary, and whether such investment is directly or indirectly by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

“Investment Grade” means a rating of BBB- or better by S&P or Baa3 or better by Moody’s, or the equivalent by any other Acceptable Rating Agency.

“Investor Presentation” is defined in Section 5.3.

“Issuer Rating” means a corporate issuer rating of the Company, and in the event such Issuer Rating is a “private letter rating” it shall not include any prohibition against sharing such evidence with the SVO or any other regulatory authority having jurisdiction over the holders of the Notes, and include such other information as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over the holders of the Notes.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2026 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement (including any Supplement) and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty or (d) the validity or enforceability of this Agreement (including any Supplement), the Notes, or any Subsidiary Guaranty.

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a) the Second Amended and Restated Loan Agreement, dated October 11, 2024, by and among Spire Inc., Spire Alabama Inc. and Spire Missouri Inc., as borrowers, Wells Fargo Bank, National Association, as administrative agent, and the banks from time to time party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maturity Date” is defined in the first paragraph of each Note.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Nationally Recognized Statistical Rating Organization” or “NRSRO” means a rating organization designated from time to time by the SEC as being nationally recognized so long as, any such credit rating agency continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC, other than Egan-Jones Ratings Company and its successors.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Outside Date” is defined in Section 3.

“Parent” means Spire Inc., a Missouri corporation.

“Paying Agent” shall mean Regions Bank, in its capacity as paying agent in respect of the Notes, or such other Person as appointed by the Company from time to time.

“Paying Agent and Registrar Agreement” shall mean that certain Paying Agent and Registrar Agreement to be entered on or before the Execution Date between the Company, the Paying Agent and the Registrar.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Permitted Commodity Hedging Obligations” means obligations of the Company with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Company is exposed in the conduct of its business so long as (a) the management of the Company has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Company’s risk management policies and (b) such agreements or arrangements are not entered into for speculative purposes.

“Permitted Investment” shall mean any Investment or Acquisition, or any expenditure or any incurrence of any liability to make any expenditure for an Investment or Acquisition, other than (a) any Investment or Acquisition the result of which would be to change substantially the nature of the business engaged in by the Company and its Subsidiaries, considered as a whole, as of the date of this Agreement, and reasonable extensions thereof, (b) any Investment that is in the nature of a hostile or contested Acquisition, and (c) any Investment that would result in a Default or Event of Default; provided, that it is expressly agreed that all Investments under the Company’s gas supply risk management program are Permitted Investments.

“Permitted Liens” shall mean, with respect to any Person, any of the following:

(a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or environmental laws) (i) not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b) Liens in respect of property imposed by law such as materialmen’s, mechanics’, carriers’, warehousemen’s, processors’ or landlords’ and other nonconsensual statutory liens incurred in the ordinary course of business, which (i) are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, no action has been taken to enforce such Liens or such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Company or any of its Subsidiaries;

(c) Liens arising from good faith performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedging Obligations;

(d) encumbrances in the nature of zoning restrictions, easements, rights of way or restrictions of record on the use of real property, which in the aggregate do not, in any material respect, impair the use thereof in the ordinary conduct of business;

(e) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Company and its Subsidiaries;

(f) Liens securing Indebtedness incurred in connection with Capitalized Leases; provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related property and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(j) or securing appeal or other surety bonds relating to such judgments;

(h) Liens on property (i) of any Person which are in existence at the time that such Person is acquired pursuant to an Acquisition that constitutes a Permitted Investment and (ii) of the Company or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Company or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Acquisition, purchase or other acquisition, (B) such Liens are not “blanket” or all asset Liens and (C) such Liens do not attach to any other property of the Company or any of its Subsidiaries;

(i) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary institution in connection with statutory, common law and contractual rights relating to liens, rights of set‑off, recoupment or similar rights with respect to any deposit account or other fund of the Company or any Subsidiary thereof;

(j) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(k) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or its Subsidiaries or materially detract from the value of the relevant assets of the Company or its Subsidiaries or (ii) secure any Indebtedness;

(l) Liens incurred in connection with the Permitted Securitization;

(m) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs;

(n) Liens arising from good faith deposits in connection with or to secure performance of statutory obligation and surety and appeal bonds;

(o) Liens on the proceeds of assets that were subject to Liens permitted hereunder or on assets acquired with such proceeds as a replacement of such former assets;

(p) any Lien on any assets securing purchase money Indebtedness or Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring, developing, operating, constructing, altering, repairing or improving all or part of such assets; provided such Lien attached to such asset concurrently with or within ninety (90) days after the acquisition thereof, completion of construction, improvement or repair, or commencement of commercial operation of such assets;

(q) Liens constituted by a right of set off or rights over a margin call account, or any form of cash collateral, or any similar arrangement, securing Permitted Commodity Hedging Obligations and/or physical trade obligations;

(r) Liens not otherwise permitted hereunder securing Indebtedness or other obligations in the aggregate principal amount not to exceed the greater of (i) 15% of Consolidated Net Worth (as determined at the end of the most recently ended fiscal quarter) or (ii) $75,000,000 at any time outstanding, less any amount outstanding under the Permitted Securitization; provided that, notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, grant any Liens securing Indebtedness outstanding under or in relation to any Material Credit Facility or any private placement document pursuant to which the Company has issued senior notes, whether now existing or existing in the future, pursuant to this subsection (r) unless and until all obligations of the Company under this Agreement and, with respect to the Company only, the Notes, shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation in form and substance reasonably satisfactory to the Required Holders, and

(s) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (q) for amounts not exceeding the principal of the indebtedness (including undrawn commitments) secured by the Lien so extended, renewed or replaced; provided that such extension, renewal or replacement Lien is limited to all or part of the same property or assets that were covered by the Lien extended, renewed, or replaced (plus improvements on such property or assets);

provided, however, notwithstanding the foregoing, Permitted Liens shall not include (1) other than the Permitted Securitization, Liens on the accounts receivable of the Company and its Subsidiaries generated from the sale of natural gas, (2) Liens on the natural gas inventory of the Company and its Subsidiaries, (3) Liens imposed by ERISA, the creation of which would result in an Event of Default under Section 11(k) and (4) Liens on any of the common stock of any Subsidiary of the Company.

“Permitted Securitization” shall mean any sale, assignment, conveyance, grant or contribution, or series of related sales, assignments, conveyances, grants or contributions, by the Company of any accounts receivable and related rights from its sale of natural gas, and any supporting obligations and other financial assets related thereto not to exceed in the aggregate $75,000,000, that are transferred, or in respect of which security interests are granted in one or more transactions that are customary for asset securitizations of such receivables to a trust, corporation or other entity, where the purchase of such receivables is funded or exchanged in whole or in part by the incurrence or issuance by the purchaser, grantee or any successor entity of indebtedness or Securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such receivable (provided, however, that “indebtedness” as used in this definition shall not include indebtedness incurred by any trust, partnership or other Person established by the Company or any of its Subsidiaries to implement a Permitted Securitization owed to the Company or any of its Subsidiaries, which indebtedness represents all or a portion of the purchase price or other consideration paid by such trust, partnership or other Person for such receivables or interests therein).

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the applicable Series or tranche of Notes, which (a) sets forth the Rating for such Series or tranche of Notes, (b) refers to the Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services in respect of such Series or tranche of Notes, (c) addresses the likelihood of payment of both principal and interest on such Series or tranche of Notes which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on such Series or tranche of Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary, (d) includes such other information describing the relevant terms of such Series or tranche of Notes as may be required from time to time by the SVO or any other governmental authority having jurisdiction over any holder of any Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other governmental authority having jurisdiction over any holder of any Notes.

“Private Rating Rationale Report” means, with respect to any private Rating, a report issued by the NRSRO in connection with such private Rating setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned private Rating for the Notes, in each case, on the letterhead of the NRSRO or its controlled website and generally consistent with the work product that an NRSRO would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other regulatory authority having jurisdiction over any holder of any such Series or tranche of Notes from time to time.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating” means a rating of the Notes issued by an NRSRO, which rating shall (a) specifically describe the Notes, including their interest rate, maturity and Private Placement Number and (b) in the event that such Rating is a “private letter rating,” (i) state that the Rating addresses the likelihood of payment of both the principal and interest of such Notes (which requirement shall be deemed satisfied if the evidence of such Rating is silent as to the likelihood of payment of both principal and interest and does not otherwise include any indication to the contrary), (ii) not include any prohibition against sharing such evidence with the SVO or any other regulatory authority having jurisdiction over the holders of the Notes, and (iii) include such other information relating to the Rating for the Notes as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over the holders of the Notes, including, without limitation, using commercially reasonable efforts to obtain a Private Rating Rationale Report with respect to such Rating.

“Registrar” means Regions Bank, in its capacity as paying agent in respect of the Notes, or such other Person as appointed by the Company from time to time.

“Reinvestment Yield” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2026 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Remaining Average Life” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2026 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.

“Remaining Scheduled Payments” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2026 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.

“Reported” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2026 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.

“Required Holders” means at any time (a) prior to the Closing, the Purchasers, and (b) on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Debt” shall mean and include (i) any Indebtedness of the Company (other than Indebtedness owing to any Subsidiary or Affiliate) except for any Indebtedness that is expressed to be junior or subordinate to any other Indebtedness of the Company, and (ii) any Indebtedness of a Subsidiary (other than Indebtedness owing to the Company, any other Subsidiary or any Affiliate).

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.

“Series 2026 Notes” is defined in Section 1.1 of this Agreement.

“Settlement Date” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2026 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of the Closing) of the Company.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Static GAAP” is defined in Section 22.3.

“Subsequent Changes” is defined in Section 22.3

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.8(a).

“Substitute Purchaser” is defined in Section 21.

“Supplement” is defined in Section 1.2 of this Agreement.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“tranche” means all Notes of a Series having the same maturity, interest rate and schedule for mandatory prepayments and designated the same tranche.

“Tranche A Notes” is described in Section 1.1 of this Agreement.

“Tranche B Notes” is described in Section 1.1 of this Agreement.

“Tranche C Notes” is described in Section 1.1 of this Agreement.

“Tranche D Notes” is described in Section 1.1 of this Agreement.

“Tranche E Notes” is described in Section 1.1 of this Agreement.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Voting Stock” means, with respect to any corporation or other entity, any Capital Stock of such corporation or other entity whose holders are entitled under ordinary circumstances to vote for the election of directors (or Persons performing similar functions) of such corporation or other entity (irrespective of whether at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Applicable Interest Rates for the Series 2026 Notes

If the Closing for the Notes occurs on any date:	The Applicable Interest Rate per annum for the Tranche A Notes will be:	The Applicable Interest Rate per annum for the Tranche B Notes will be:	The Applicable Interest Rate per annum for the Tranche C Notes will be:	The Applicable Interest Rate per annum for the Tranche D Notes will be:	The Applicable Interest Rate per annum for the Tranche E Notes will be:
On or prior to March 31, 2026	4.59%	4.77%	5.01%	5.29%	5.44%
After March 31, 2026 and on or prior to April 30, 2026	4.59% plus 0.02 (2 bps) = 4.61%	4.77% plus 0.02 (2 bps) = 4.79%	5.01% plus 0.02 (2 bps) = 5.03%	5.29% plus 0.02 (2 bps) = 5.31%	5.44% plus 0.02 (2 bps) = 5.46%
After April 30, 2026 and on or prior to May 31, 2026	4.59% plus 0.04 (4 bps) = 4.63%	4.77% plus 0.04 (4 bps) = 4.81%	5.01% plus 0.04 (4 bps) = 5.05%	5.29% plus 0.04 (4 bps) = 5.33%	5.44% plus 0.04 (4 bps) = 5.48%
After May 31, 2026, and on or prior to June 30, 2026	4.59% plus 0.06 (6 bps) = 4.65%	4.77% plus 0.06 (6 bps) = 4.83%	5.01% plus 0.06 (6 bps) = 5.07%	5.29% plus 0.06 (6 bps) = 5.35%	5.44% plus 0.06 (6 bps) = 5.50%

Schedule 1.2

(to Master Note Purchase Agreement)

Disclosure Materials

Investor Presentation dated November 3, 2025.

Schedule 5.3

(to Master Note Purchase Agreement)

Subsidiaries of the Company and Ownership of Subsidiary Stock

None.

Schedule 5.4

(to Master Note Purchase Agreement)

Financial Statements

1. December 31, 2023 Abbreviated Financial Statements of Tennessee Piedmont Natural Gas Business of Duke Energy Corporation.

2. December 31, 2024 Abbreviated Financial Statements of Tennessee Piedmont Natural Gas Business of Duke Energy Corporation.

3. Abbreviated Financial Statements of Tennessee Piedmont Natural Gas Business of Duke Energy Corporation, as of September 30, 2025, and for the nine months ended September 30, 2025 and September 30, 2024.

4. Unaudited Pro Forma Condensed Combined Balance Sheet of Spire as of September 30, 2025 and Unaudited Pro Forma Condensed Combined Statement of Income of Spire for the year ended September 30, 2025.

Schedule 5.5

(to Master Note Purchase Agreement)

Existing Indebtedness

None.

Schedule 5.15

(to Master Note Purchase Agreement)

[Form of Series 2026 Note, Tranche A]

Spire Tennessee Inc.

[a.aa]1% Series 2026 Senior Note, Tranche A, due April 1, 2029

No. A-[__] [Date]

$[_______] PPN 84859# AA0

For Value Received, the undersigned, Spire Tennessee Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or its registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on April 1, 2029 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of [a.aa]2% per annum from the date hereof, payable semi-annually, on the 31st day of March and the 30th day of September in each year, commencing with September 30, 2026 and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement) payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the corporate trust office of the Paying Agent, Clayton, Missouri or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of December 17, 2025 (as from time to time amended, restated and supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the provisions of the Note Purchase Agreement, including, without limitation, the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 and Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing,

1 Interest rate to be determined in accordance with Section 1.2 and Schedule 1.2 of the Note Purchase Agreement.

2 Interest rate to be determined in accordance with Section 1.2 and Schedule 1.2 of the Note Purchase Agreement.

Exhibit 1(a)

(to Master Note Purchase Agreement)

a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Spire Tennessee Inc.

By

Name:

Title:

1(a)-2

[Form of Series 2026 Note, Tranche B]

Spire Tennessee Inc.

[b.bb]3% Series 2026 Senior Note, Tranche B, due April 1, 2031

No. B-[__] [Date]

$[_______] PPN 84859# AB8

For Value Received, the undersigned, Spire Tennessee Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or its registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on April 1, 2031 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of [b.bb]4% per annum from the date hereof, payable semi-annually, on the 31st day of March and the 30th day of September in each year, commencing with September 30, 2026 and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement) payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the corporate trust office of the Paying Agent, Clayton, Missouri or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of December 17, 2025 (as from time to time amended, restated and supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the provisions of the Note Purchase Agreement, including, without limitation, the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 and Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing,

3 Interest rate to be determined in accordance with Section 1.2 and Schedule 1.2 of the Note Purchase Agreement.

4 Interest rate to be determined in accordance with Section 1.2 and Schedule 1.2 of the Note Purchase Agreement.

Exhibit 1(b)

(to Master Note Purchase Agreement)

a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Spire Tennessee Inc.

By

Name:

Title:

1(b)-2

[Form of Series 2026 Note, Tranche C]

Spire Tennessee Inc.

[c.cc]5% Series 2026 Senior Note, Tranche C, due April 1, 2033

No. C-[__] [Date]

$[_______] PPN 84859# AC6

For Value Received, the undersigned, Spire Tennessee Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or its registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on April 1, 2033 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of [c.cc]6% per annum from the date hereof, payable semi-annually, on the 31st day of March and the 30th day of September in each year, commencing with September 30, 2026 and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement) payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the corporate trust office of the Paying Agent, Clayton, Missouri or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of December 17, 2025 (as from time to time amended, restated and supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the provisions of the Note Purchase Agreement, including, without limitation, the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 and Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing,

5 Interest rate to be determined in accordance with Section 1.2 and Schedule 1.2 of the Note Purchase Agreement.

6 Interest rate to be determined in accordance with Section 1.2 and Schedule 1.2 of the Note Purchase Agreement.

Exhibit 1(c)

(to Master Note Purchase Agreement)

a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Spire Tennessee Inc.

By

Name:

Title:

1(c)-2

[Form of Series 2026 Note, Tranche D]

Spire Tennessee Inc.

[d.dd]7% Series 2026 Senior Note, Tranche D, due April 1, 2036

No. D-[__] [Date]

$[_______] PPN 84859# AD4

For Value Received, the undersigned, Spire Tennessee Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or its registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on April 1, 2036 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of [d.dd]8% per annum from the date hereof, payable semi-annually, on the 31st day of March and the 30th day of September in each year, commencing with September 30, 2026 and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement) payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the corporate trust office of the Paying Agent, Clayton, Missouri or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of December 17, 2025 (as from time to time amended, restated and supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the provisions of the Note Purchase Agreement, including, without limitation, the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 and Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing,

7 Interest rate to be determined in accordance with Section 1.2 and Schedule 1.2 of the Note Purchase Agreement.

8 Interest rate to be determined in accordance with Section 1.2 and Schedule 1.2 of the Note Purchase Agreement.

Exhibit 1(d)

(to Master Note Purchase Agreement)

a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Spire Tennessee Inc.

By

Name:

Title:

1(d)-2

[Form of Series 2026 Note, Tranche E]

Spire Tennessee Inc.

[e.ee]9% Series 2026 Senior Note, Tranche E, due April 1, 2038

No. E-[__] [Date]

$[_______] PPN 84859# AE2

For Value Received, the undersigned, Spire Tennessee Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or its registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on April 1, 2038 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of [e.ee]10% per annum from the date hereof, payable semi-annually, on the 31st day of March and the 30th day of September in each year, commencing with September 30, 2026 and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement) payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the corporate trust office of the Paying Agent, Clayton, Missouri or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of December 17, 2025 (as from time to time amended, restated and supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the provisions of the Note Purchase Agreement, including, without limitation, the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 and Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing,

9 Interest rate to be determined in accordance with Section 1.2 and Schedule 1.2 of the Note Purchase Agreement.

10 Interest rate to be determined in accordance with Section 1.2 and Schedule 1.2 of the Note Purchase Agreement.

Exhibit 1(e)

(to Master Note Purchase Agreement)

a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Spire Tennessee Inc.

By

Name:

Title:

1(e)-2

Form of Opinion of Special Counsel

for the Company

The following opinions are to be provided by special counsel for the Company, subject to customary assumptions, limitations and qualifications. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Note Purchase Agreement.

1. The Company is a company duly organized and validly existing and in good standing under the laws of Delaware and has the corporate power and authority to conduct its business as currently conducted and currently proposed to be conducted, to execute and deliver the Note Purchase Agreement and the Series 2026 Notes and to perform the provisions thereof.

2. The Note Purchase Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

3. The Series 2026 Notes being purchased by you at the Closing have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority by the Company is required in connection with the execution, delivery or performance by the Company of the Note Purchase Agreement or the Series 2026 Notes.

5. It was not necessary in connection with the offering, sale and delivery of the Series 2026 Notes purchased by you at the Closing, under the circumstances contemplated by the Note Purchase Agreement, to register said Series 2026 Notes under the Securities Act of 1933 or to qualify an indenture in respect of the Series 2026 Notes under the Trust Indenture Act of 1939.

6. The execution, delivery and performance by the Company of the Note Purchase Agreement and the Series 2026 Notes does not and will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations, by-laws or other constituent document or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Exhibit 4.4(a)

(to Master Note Purchase Agreement)

7. The Company is not an “investment company” or, to the knowledge of such counsel, a Person directly or indirectly controlled by or acting on behalf of an “investment company” within the meaning of the Investment Company Act of 1940.

8. None of the transactions contemplated by the Note Purchase Agreement (including, without limitation, the use of the proceeds from the sale of the Series 2026 Notes) will violate or result in a violation of Regulation T, U or X of the Board of Governors of the United States Federal Reserve System, 12 CFR, Part 220, Part 221 and Part 224, respectively.

9. No actions, suits or proceedings are pending, or to the knowledge of such counsel threatened, against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority, except actions, suits or proceedings which (a) individually do not in any manner draw into question the validity of the Note Purchase Agreement or the Series 2026 Notes and (b) in the aggregate, if adversely determined, could not be reasonably expected to have a Material Adverse Effect.

4.4(a)-2

Form of Opinion of Special Counsel

for the Purchasers

[To Be Provided on a Case by Case Basis]

Exhibit 4.4(b)

(to Master Note Purchase Agreement)

Form of Subsidiary Guaranty Agreement

Form of Subsidiary Guaranty Agreement

Dated as of [_____________, 20__]

of

[Name of Guarantor(s)]

Exhibit 9.8

(to Master Note Purchase Agreement)

Table of Contents

Section Heading Page

Section 1. Guaranty 1

Section 2. Obligations Absolute 3

Section 3. Waiver 3

Section 4. Obligations Unimpaired 4

Section 5. Subrogation and Subordination 5

Section 6. Reinstatement of Guaranty 6

Section 7. Rank of Guaranty 6

Section 8. Reserved 6

Section 9. Representations and Warranties of [Each][the] Guarantor 6

Section 9.1. Organization; Power and Authority 6

Section 9.2. Authorization, Etc 6

Section 9.3. Reserved 7

Section 9.4. Compliance with Laws, Other instruments, Etc 7

Section 9.5. Governmental Authorizations, Etc 7

Section 9.6. Reserved 7

Section 9.7. Solvency 7

Section 10. Reserved 7

Section 11. Term of Subsidiary Guaranty Agreement 7

Section 12. Survival of Representations and Warranties; Entire Agreement 8

Section 13. Amendment and Waiver. 8

Section 13.1. Requirements 8

Section 13.2. Solicitation of Holders of Notes 8

Section 13.3. Binding Effect 9

Section 13.4. Notes Held by Company, Etc 9

Section 14. Notices 9

-i-

Section 15. Miscellaneous 9

Section 15.1. Successors and Assigns; Joinder 9

Section 15.2. Severability 10

Section 15.3. Construction 10

Section 15.4. Further Assurances 10

Section 15.5. Governing Law 10

Section 15.6. Jurisdiction and Process; Waiver of Jury Trial 10

-ii-

Subsidiary Guaranty Agreement

This Subsidiary Guaranty Agreement, dated as of [_______________, 20__] (this “Subsidiary Guaranty Agreement”), is made by [each of] the undersigned ([each a][the] “Guarantor” and, together with [each of the other signatories hereto and] any other entities from time to time parties hereto pursuant to Section 15.1 hereof, the “Guarantors”) in favor of the Purchasers (as defined below) and the other holders from time to time of the Notes (as defined below). The Purchasers and such other holders are herein collectively called the “holders” and individually a “holder.”

Preliminary Statements:

I. Spire Tennessee Inc., a Delaware corporation (the “Company”), has entered into a Master Note Purchase Agreement dated as of December 17, 2025 (as amended, modified, supplemented or restated from time to time, the “Note Agreement”) with the Persons listed on the signature pages thereto (the “Purchasers”). Capitalized terms used herein have the meanings specified in the Note Agreement unless otherwise defined herein.

II. Pursuant to the Note Agreement, the Company has issued and sold (a) $130,000,000 aggregate principal amount of its [a.aa]% Series 2026 Senior Notes, Tranche A, due April 1, 2029, (b) $160,000,000 aggregate principal amount of its [b.bb]% Series 2026 Senior Notes, Tranche B, due April 1, 2031, (c) $105,000,000 aggregate principal amount of its [c.cc]% Series 2026 Senior Notes, Tranche C, due April 1, 2033, (d) $250,000,000 aggregate principal amount of its [d.dd]% Series 2026 Senior Notes, Tranche D, due April 1, 2036 and (e) $180,000,000 aggregate principal amount of its [e.ee]% Series 2026 Senior Notes, Tranche E, due April 1, 2038 (collectively, the “Initial Notes”). The Company is authorized to issue Additional Notes (as such term is defined in the Note Agreement) of one or more separate series from time to time pursuant to Section 1.2 of the Note Agreement. The Initial Notes, the Additional Notes and any other Notes that may from time to time be issued pursuant to the Note Agreement (including any notes issued in substitution for any of the Notes) are herein collectively called the “Notes” and individually a “Note”.

III. Pursuant to the Note Agreement, the Company is required to cause [each][the] Guarantor to deliver this Subsidiary Guaranty Agreement to the holders.

IV. [Each][The] Guarantor will receive direct and indirect benefits from the financing arrangements contemplated by the Note Agreement. The [Board of Directors] of [each][the] Guarantor has determined that the incurrence of such obligations is in the best interests of such Guarantor.

Now Therefore, in compliance with the Note Agreement, and in consideration of, the execution and delivery of the Note Agreement and the purchase of the Notes by each of the Purchasers, [each][the] Guarantor hereby covenants and agrees with, and represents and warrants to each of the holders as follows:

Section 1. Guaranty.

[Each][The] Guarantor hereby irrevocably, unconditionally [and jointly and severally with the other Guarantors] guarantees to each holder, the due and punctual payment in full of (a) the principal of, Make-Whole Amount, if any, and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under, the Notes when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise) and (b) any other sums which may become due under the terms and provisions of the Notes, the Note Agreement or any other instrument referred to therein (all such obligations described in clauses (a) and (b) above are herein called the “Guaranteed Obligations”). The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Company or any other guarantor of the Notes (including, without limitation, any other Guarantor hereunder) or upon any other action, occurrence or circumstance whatsoever. In the event that the Company shall fail so to pay any of such Guaranteed Obligations, [each][the] Guarantor agrees to pay the same when due to the holders entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the Notes and the Note Agreement. Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. [Each][The] Guarantor agrees that the Notes issued in connection with the Note Agreement may (but need not) make reference to this Subsidiary Guaranty Agreement.

[Each][The] Guarantor agrees to pay and to indemnify and save each holder harmless from and against any damage, loss, cost or expense (including attorneys’ fees) which such holder may incur or be subject to as a consequence, direct or indirect, of (x) any breach by such Guarantor[, by any other Guarantor] or by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, this Subsidiary Guaranty Agreement, the Notes or the Note Agreement or any other instrument referred to therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Subsidiary Guaranty Agreement, the Notes, the Note Agreement or any other instrument referred to therein and (z) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Subsidiary Guaranty Agreement.

[Each][The] Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with [the other Guarantors and] any other Person(s) who may guarantee the obligations and Indebtedness under and in respect of the Notes and the Note Agreement.

Notwithstanding the foregoing provisions or any other provision of this Subsidiary Guaranty Agreement, the holders (on behalf of themselves and their successors and assigns) and [each][the] Guarantor hereby agree that if at any time the Guaranteed Obligations exceed the Maximum Guaranteed Amount determined as of such time with regard to such Guarantor, then

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this Subsidiary Guaranty Agreement shall be automatically amended to reduce the Guaranteed Obligations to the Maximum Guaranteed Amount. Such amendment shall not require the written consent of [any][the] Guarantor or any holder and shall be deemed to have been automatically consented to by [each][the] Guarantor and each holder. [Each][The] Guarantor agrees that the Guaranteed Obligations may at any time exceed the Maximum Guaranteed Amount without affecting or impairing the obligation of such Guarantor. “Maximum Guaranteed Amount” means as of the date of determination with respect to a Guarantor, the lesser of (a) the amount of the Guaranteed Obligations outstanding on such date and (b) the maximum amount that would not render such Guarantor’s liability under this Subsidiary Guaranty Agreement subject to avoidance under Section 548 of the United States Bankruptcy Code (or any successor provision) or any comparable provision of applicable state law.

Section 2. Obligations Absolute.

Subject to Section 9.8(b) of the Note Agreement, the obligations of [each][the] Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Notes, the Note Agreement or any other instrument referred to therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against the Company or any holder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of the Notes, the Note Agreement or any other instrument referred to therein (it being agreed that the obligations of [each][the] Guarantor hereunder shall apply to the Notes, the Note Agreement or any such other instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes or the addition, substitution or release of any other Guarantor or any other entity or other Person primarily or secondarily liable in respect of the Guaranteed Obligations; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Notes, the Note Agreement or any other instrument referred to therein; (c) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Company or its property; (d) any merger, amalgamation or consolidation of [any][the] Guarantor or of the Company into or with any other Person or any sale, lease or transfer of any or all of the assets of [any][the] Guarantor or of the Company to any Person; (e) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with [any][the] Guarantor; (f) any failure on the part of any holder to obtain, maintain, register or otherwise perfect any security; or (g) any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to [any][the] Guarantor or to any subrogation, contribution or reimbursement rights [any][the] Guarantor may otherwise have. [Each][The] Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations and all other obligations hereunder or otherwise in accordance with Section 9.8(b) of the Note Agreement.

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Section 3. Waiver.

[Each][The] Guarantor unconditionally waives to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under the Notes, the Note Agreement or any other instrument referred to therein, and of any of the matters referred to in Section 2 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any holder against such Guarantor, including, without limitation, presentment to or demand for payment from the Company or [any][the] Guarantor with respect to any Note, notice to the Company or to [any][the] Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Company, (c) any right to require any holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in the Note Agreement or the Notes, (d) any requirement for diligence on the part of any holder and (e) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor or in any manner lessen the obligations of such Guarantor hereunder.

Section 4. Obligations Unimpaired.

[Each][The] Guarantor authorizes the holders, without notice or demand to such Guarantor [or any other Guarantor] and without affecting its obligations hereunder, from time to time: (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of the Notes, the Note Agreement or any other instrument referred to therein; (b) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to the Notes, the Note Agreement or any other instrument referred to therein, including, without limitation, decreases or increases in amounts of principal, rates of interest, the Make-Whole Amount or any other obligation; (c) to take and hold security for the payment of the Notes, the Note Agreement or any other instrument referred to therein, for the performance of this Subsidiary Guaranty Agreement or otherwise for the Indebtedness guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security and to direct the order or manner of sale thereof as the holders in their sole discretion may determine; (e) to obtain additional or substitute endorsers or guarantors or release any other Guarantor or any other Person or entity primarily or secondarily liable in respect of the Guaranteed Obligations; (f) to exercise or refrain from exercising any rights against the Company, [any][the] Guarantor or any other Person; and (g) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder. The holders shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, such Guarantor [or any other Guarantor] or any other Person or to pursue any other remedy available to the holders.

If an event permitting the acceleration of the maturity of the principal amount of any Notes shall exist and such acceleration shall at such time be prevented or the right of any holder to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Company, [any][the] Guarantor or any other guarantors of a case or proceeding under a bankruptcy or insolvency law, such Guarantor agrees

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that, for purposes of this Subsidiary Guaranty Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the holder thereof had accelerated the same in accordance with the terms of the Note Agreement, and such Guarantor shall forthwith pay such accelerated Guaranteed Obligations.

Section 5. Subrogation and Subordination.

(a) [Each][The] Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Subsidiary Guaranty Agreement, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity or any rights or recourse to any security for the Notes or this Subsidiary Guaranty Agreement unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.

(b) [Each][The] Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Company or any other guarantor of the Guaranteed Obligations owing to such Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in clause (a) of this Section 5, to the indefeasible payment in full in cash of all of the Guaranteed Obligations. If the Required Holders so request, any such Indebtedness or other obligations shall be enforced and performance received by such Guarantor as trustee for the holders and the proceeds thereof shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of [any][the] Guarantor under this Subsidiary Guaranty Agreement.

(c) If any amount or other payment is made to or accepted by [any][the] Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 5, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the holders and shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of such Guarantor under this Subsidiary Guaranty Agreement.

(d) [Each][The] Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Note Agreement and that its agreements set forth in this Subsidiary Guaranty Agreement (including this Section 5) are knowingly made in contemplation of such benefits.

(e) [Each][The] Guarantor hereby agrees that, to the extent that a Guarantor shall have paid an amount hereunder to any holder that is greater than the net value of the benefits received, directly or indirectly, by such paying guarantor as a result of the issuance and sale of the Notes (such net value, its “Proportionate Share”), such paying guarantor shall, subject to Section 5(a) and 5(b), be entitled to contribution from any guarantor that has not paid its Proportionate Share of the Guaranteed Obligations. Any amount payable as a contribution under this Section 5(e) shall be determined as of the date on which the related payment is made by such guarantor seeking

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contribution and [each][the] Guarantor acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed. Notwithstanding the foregoing, the provisions of this Section 5(e) shall in no respect limit the obligations and liabilities of [any][the] Guarantor to the holders of the Notes hereunder or under the Notes, the Note Agreement or any other document, instrument or agreement executed in connection therewith, and [each][the] Guarantor shall remain jointly and severally liable for the full payment and performance of the Guaranteed Obligations.

Section 6. Reinstatement of Guaranty.

This Subsidiary Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any holder on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

Section 7. Rank of Guaranty.

[Each][The] Guarantor will ensure that its payment obligations under this Subsidiary Guaranty Agreement will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Guarantor now or hereafter existing.

Section 8. Reserved.

Section 9. Representations and Warranties of [Each][the] Guarantor.

[Each][The] Guarantor represents and warrants to each holder as follows:

Section 9.1. Organization; Power and Authority. Such Guarantor is a [_______________]11, duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of [__________]12, and is duly qualified as a foreign [_______________]13 and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Guarantor has the [__________]14 power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Subsidiary Guaranty Agreement and to perform the provisions hereof.

11 Insert type of entity and jurisdiction.

12 Insert appropriate entity formation (e.g., incorporation, organization, etc.)

13 Insert type of entity.

14 Insert appropriate form of action (e.g., corporate, limited liability company, etc.).

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Section 9.2. Authorization, Etc. This Subsidiary Guaranty Agreement has been duly authorized by all necessary [__________]15 action on the part of such Guarantor, and this Subsidiary Guaranty Agreement constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 9.3. Reserved.

Section 9.4. Compliance with Laws, Other instruments, Etc. The execution, delivery and performance by such Guarantor of this Subsidiary Guaranty Agreement will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor or any of its Subsidiaries under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, organizational documents, or any other Material agreement or instrument to which such Guarantor or any of its Subsidiaries is bound or by which such Guarantor or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any Material order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or any of its Subsidiaries or (c) violate, in any Material respect, any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor or any of its Subsidiaries.

Section 9.5. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Subsidiary Guaranty Agreement, [other than [__], which consent, approval or authorization or registration, filing or declaration has been obtained or made, as applicable].

Section 9.6. Reserved

Section 9.7. Solvency. Upon the execution and delivery hereof, such Guarantor will be solvent, will be able to pay its debts as they mature, and will have capital sufficient to carry on its business.

Section 10. Reserved.

Section 11. Term of Subsidiary Guaranty Agreement.

Except as set forth in Section 9.8(b) of the Note Agreement, this Subsidiary Guaranty Agreement and all guarantees, covenants and agreements of the Guarantor[s] contained herein shall continue in full force and effect and shall not be discharged until such time as all of the

15 Insert appropriate entity power.

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Guaranteed Obligations and all other obligations hereunder shall be indefeasibly paid in full in cash and shall be subject to reinstatement pursuant to Section 6.

Section 12. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Subsidiary Guaranty Agreement and may be relied upon by any subsequent holder, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder. All statements contained in any certificate or other instrument delivered by or on behalf of [a][the] Guarantor pursuant to this Subsidiary Guaranty Agreement shall be deemed representations and warranties of such Guarantor under this Subsidiary Guaranty Agreement. Subject to the preceding sentence, this Subsidiary Guaranty Agreement embodies the entire agreement and understanding between each holder and the Guarantors and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 13. Amendment and Waiver.

Section 13.1. Requirements. Except as otherwise provided in the fourth paragraph of Section 1 of this Subsidiary Guaranty Agreement, this Subsidiary Guaranty Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of [each][the] Guarantor and the Required Holders, except that no amendment or waiver (a) of any of the first three paragraphs of Section 1 or any of the provisions of Section 2, 3, 4, 5, 6, 7, 11 or 13 hereof, or any defined term (as it is used therein), or (b) which results in the limitation of the liability of [any][the] Guarantor hereunder (except to the extent provided in the fourth paragraph of Section 1 of this Subsidiary Guaranty Agreement) will be effective as to any holder unless consented to by such holder in writing.

Section 13.2. Solicitation of Holders of Notes.

(a) Solicitation. [Each][The] Guarantor will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with reasonably sufficient information, reasonably sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. [Each][The] Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 13.2 to each holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the Required Holders.

(b) Payment. The Guarantor[s] will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder as consideration for or as an inducement to the entering into by any holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder even if such holder did not consent to such waiver or amendment.

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Section 13.3. Binding Effect. Any amendment or waiver consented to as provided in this Section 13 applies equally to all holders and is binding upon them and upon each future holder and upon [each][the] Guarantor without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between [a][the] Guarantor and the holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder. As used herein, the term “this Subsidiary Guaranty Agreement” and references thereto shall mean this Subsidiary Guaranty Agreement as it may be amended, modified, supplemented or restated from time to time.

Section 13.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Subsidiary Guaranty Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by [any][the] Guarantor, the Company or any of their respective Affiliates shall be deemed not to be outstanding.

Section 14. Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or electronic mail (to those recipients who have provided email addresses specifically for such purpose to the other parties hereto) if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a) if to [any][the] Guarantor, to [__________________________________], or such other address as such Guarantor shall have specified to the holders in writing, or

(b) if to any holder, to such holder at the addresses specified for such communications set forth in the Purchaser Schedule to the Note Agreement, or such other address as such holder shall have specified to the Guarantor[s] in writing.

Section 15. Miscellaneous.

Section 15.1. Successors and Assigns; Joinder. All covenants and other agreements contained in this Subsidiary Guaranty Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not. It is agreed and understood that any Person may become a Guarantor hereunder by executing a Subsidiary Guarantor Supplement substantially in the form of Exhibit A attached hereto and delivering the same to the holders. Any such Person shall thereafter be a “Guarantor” for all purposes under this Subsidiary Guaranty Agreement.

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Section 15.2. Severability. Any provision of this Subsidiary Guaranty Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law), not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.3. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such express contrary provision) be deemed to excuse compliance with any other covenant. Whether any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

The section and subsection headings in this Subsidiary Guaranty Agreement are for convenience of reference only and shall neither be deemed to be a part of this Subsidiary Guaranty Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Subsidiary Guaranty Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

Section 15.4. Further Assurances. [Each][The] Guarantor agrees to execute and deliver all such instruments and take all such action as the Required Holders may from time to time reasonably request in order to effectuate fully the purposes of this Subsidiary Guaranty Agreement.

Section 15.5. Governing Law. This Subsidiary Guaranty Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 15.6. Jurisdiction and Process; Waiver of Jury Trial. (a) Each party to this Subsidiary Guaranty Agreement hereby irrevocably submits to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Subsidiary Guaranty Agreement or the Notes; provided that if no such federal court has jurisdiction to accept such suit, action or proceeding, then each party to this Agreement irrevocably and unconditionally submits to the exclusive jurisdiction of any state court sitting in the Borough of Manhattan, The City of New York. To the fullest extent permitted by applicable law, each party to this Subsidiary Guaranty Agreement irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) [Each][The] Guarantor consents to process being served by or on behalf of any holder in any suit, action or proceeding of the nature referred to in Section 15.6(a) by mailing a

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copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 14 or at such other address of which such holder shall then have been notified pursuant to Section 14. [Each][The] Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 15.6 shall affect the right of any holder to serve process in any manner permitted by law, or limit any right that the holders may have to bring proceedings against [any][the] Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The Guarantor[s] and the Holders hereby waive trial by jury in any action brought on or with respect to this Subsidiary Guaranty Agreement or other document executed in connection herewith.

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In Witness Whereof, [each][the] Guarantor has caused this Subsidiary Guaranty Agreement to be duly executed and delivered as of the date and year first above written.

[Name of Guarantor]

By:

Name:

Title:

Notice Address for such Guarantor

[Name of Guarantor]

By:

Name:

Title:

Notice Address for such Guarantor

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Exhibit A

Subsidiary Guarantor Supplement

This Subsidiary Guarantor Supplement (the “Subsidiary Guarantor Supplement”), dated as of [__________, 20__] is made by [__________], a [____________]16 (the “Additional Guarantor”), in favor of the holders from time to time of the Notes issued pursuant to the Note Agreement described below:

Preliminary Statements:

I. Pursuant to the Master Note Purchase Agreement dated as of December 17, 2025 (as amended, modified, supplemented or restated from time to time, the “Note Agreement”), by and among Spire Tennessee Inc., a Delaware corporation (the “Company”), and the Persons listed on the signature pages thereto (the “Purchasers”), the Company has issued and sold (a) $130,000,000 aggregate principal amount of its [a.aa]% Series 2026 Senior Notes, Tranche A, due April 1, 2029, (b) $160,000,000 aggregate principal amount of its [b.bb]% Series 2026 Senior Notes, Tranche B, due April 1, 2031, (c) $105,000,000 aggregate principal amount of its [c.cc]% Series 2026 Senior Notes, Tranche C, due April 1, 2033, (d) $250,000,000 aggregate principal amount of its [d.dd]% Series 2026 Senior Notes, Tranche D, due April 1, 2036 and (e) $180,000,000 aggregate principal amount of its [e.ee]% Series 2026 Senior Notes, Tranche E, due April 1, 2038 (collectively, the “Initial Notes”). The Company is authorized to issue Additional Notes (as such term is defined in the Note Agreement) of one or more separate series from time to time pursuant to Section 1.2 of the Note Agreement. The Initial Notes, the Additional Notes and any other Notes that may from time to time be issued pursuant to the Note Agreement (including any notes issued in substitution for any of the Notes) are herein collectively called the “Notes” and individually a “Note”.

II. The Company is required pursuant to the Note Agreement to cause the Additional Guarantor to deliver this Subsidiary Guarantor Supplement in order to cause the Additional Guarantor to become a Guarantor under the Subsidiary Guaranty Agreement dated as of [____________, 20__] executed by [certain Subsidiaries of the Company] (together with each entity that from time to time becomes a party thereto by executing a Subsidiary Guarantor Supplement pursuant to Section 15.1 thereof, collectively, the “Guarantors”) in favor of each holder from time to time of any of the Notes (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty Agreement”).

III. The Additional Guarantor has received and will receive substantial direct and indirect benefits from the Company’s compliance with the terms and conditions of the Note Agreement and the Notes issued thereunder.

IV. Capitalized terms used and not otherwise defined herein have the definitions set forth in the Note Agreement.

16 Insert type of entity and jurisdiction.

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Now therefore, in consideration of the funds advanced to the Company by the Purchasers under the Note Agreement and to enable the Company to comply with the terms of the Note Agreement, the Additional Guarantor hereby covenants, represents and warrants to the holders as follows:

The Additional Guarantor hereby becomes a Guarantor (as defined in the Subsidiary Guaranty Agreement) for all purposes of the Subsidiary Guaranty Agreement. Without limiting the foregoing, the Additional Guarantor hereby (a) jointly and severally with the other Guarantor[s] under the Subsidiary Guaranty Agreement, guarantees to the holders from time to time of the Notes the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and the full and prompt performance and observance of all Guaranteed Obligations (as defined in Section 1 of the Subsidiary Guaranty Agreement) in the same manner and to the same extent as is provided in the Subsidiary Guaranty Agreement, (b) accepts and agrees to perform and observe all of the covenants set forth therein, (c) waives the rights set forth in Section 3 of the Subsidiary Guaranty Agreement, (d) makes the representations and warranties set forth in Section 9 of the Subsidiary Guaranty Agreement and (e) waives the rights, submits to jurisdiction, and waives service of process as described in Section 15.6 of the Subsidiary Guaranty Agreement.

Notice of acceptance of this Subsidiary Guarantor Supplement and of the Subsidiary Guaranty Agreement, as supplemented hereby, is hereby waived by the Additional Guarantor.

The address for notices and other communications to be delivered to the Additional Guarantor pursuant to Section 14 of the Subsidiary Guaranty Agreement is set forth below.

In Witness Whereof, the Additional Guarantor has caused this Subsidiary Guarantor Supplement to be duly executed and delivered as of the date and year first above written.

[Name of Guarantor]

By:

Name:

Title:

Notice Address for such Guarantor

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Spire Tennessee Inc.

[Number] Supplement to Master Note Purchase Agreement

Dated as of [_____________]

Re: $[____________] [_____]% Series [_______] Senior Notes

due [__________________]

Exhibit S

(to Master Note Purchase Agreement)

Spire Tennessee Inc.

Dated as of [_____________]

To the Purchaser(s) named in

the Purchaser Schedule hereto

Ladies and Gentlemen:

This [Number] Supplement to Master Note Purchase Agreement (this “Supplement”) is between Spire Tennessee Inc., a Delaware corporation (the “Company”), and the institutional investors named on the Purchaser Schedule attached hereto (the “Purchasers”).

Reference is hereby made to that certain Master Note Purchase Agreement dated as of December 17, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) between the Company and the purchasers listed on the Purchaser Schedule thereto. All capitalized definitional terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 1.2 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Purchaser(s) as follows:

1. The Company has authorized the issue and sale of $[__________] aggregate principal amount of its [_____]% Series [____] Senior Notes due [___________] (the “Series ______ Notes”). The Series [____] Notes, together with the Series 2026 Notes [and the Series ____ Notes] initially issued pursuant to the Note Purchase Agreement [and the _________ Supplement] and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 1.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series [____] Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser(s) and the Company.

2. Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, Series [____] Notes in the principal amount set forth opposite such Purchaser’s name on the Purchaser Schedule hereto at a price of 100% of the principal amount thereof on the closing date hereinafter mentioned.

3. The sale and purchase of the Series [____] Notes to be purchased by each Purchaser shall occur at the offices of [______________________] at 10:00 A.M. Chicago time, at a closing (the “Closing”) on [___________] or on such other Business Day thereafter on or prior to

[___________] as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Series [____] Notes to be purchased by such Purchaser in the form of a single Series [____] Note (or such greater number of Series [____] Notes in denominations of at least $250,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company, with wire instructions to be provided by the Company to the Purchaser at least three Business Days prior to the Closing date in accordance with Section 4. If, at the Closing, the Company shall fail to tender such Series [____] Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Supplement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4. The obligation of each Purchaser to purchase and pay for the Series [____] Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement (giving effect to any changes to the representations and warranties set forth in the Note Purchase Agreement effectuated by this Supplement) with respect to the Series [____] Notes to be purchased at the Closing, and to the following additional conditions:

(a) Except as supplemented, amended or superseded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be correct as of the date of Closing and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing certifying that such condition has been fulfilled.

(b) The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold at the Closing pursuant to this Supplement.

5. [Insert special provisions for Series [____] Notes including prepayment provisions applicable to Series [____] Notes (including Make‑Whole Amount) and closing conditions applicable to Series [____] Notes].

6. Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series [____] Notes by such Purchaser.

7. Subject to the terms of this Supplement, the Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.

The execution hereof shall constitute a contract between the Company and the Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number

S-2

of counterparts, each executed counterpart constituting an original but all together only one agreement.

Spire Tennessee Inc.

By________________________

Name:

Title:

Accepted as of __________

[Variation]

By________________________

Name:

Title:

S-3

Information Relating to Purchasers

Name and Address of Purchaser	Principal Amount of Series [____] Notes to Be Purchased
[Name of Purchaser]	$
(1) All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.
(2) All notices of payments and written confirmations of such wire transfers:
(3) All other communications:

Purchaser Schedule

(to Supplement)

Supplemental Representations

The Company represents and warrants to each Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement is true and correct in all Material respects as of the date hereof with respect to the Series [____] Notes with the same force and effect as if each reference to “Series 2026 Notes” set forth therein was modified to refer the “Series [____] Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by the [______] Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:

Section 5.3. Disclosure. The Company, through its agent, [________________], has delivered to each Purchaser a copy of a [Private Placement Memorandum], dated [____________] (the “[Memorandum]”), relating to the transactions contemplated by the [______] Supplement. The Note Purchase Agreement, the [______] Supplement, the [Memorandum] and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated by the Note Purchase Agreement and the [______] Supplement and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (the Note Purchase Agreement, the [______] Supplement, the [Memorandum] and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to [circle date] being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projections, budgets and other estimates, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as disclosed in the Disclosure Documents, since [last audit date], there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.4. Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 to the [______] Supplement is (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series [_____] Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than [____] other Institutional Investors, each of which has been offered the Series [_____] Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series [_____] Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Exhibit A

(to Supplement)

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series [_____] Notes as set forth under the heading [“Summary of Proposed Note Offering” of the [Memorandum]]. No part of the proceeds from the sale of the Series [_____] Notes under the [______] Supplement will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 15% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 15% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness. (a) Except as described therein, Schedule 5.15 to the [______] Supplement sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of [____________] (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries (other than as permitted hereunder). Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

[Add any additional Sections and/or modify any other Sections as appropriate at the time the Series [____] Notes are issued]

A-2

[Form of Series [_____] Note]

Spire Tennessee Inc.

[____]% Series [_____] Senior Note, [Tranche ___], due [_____________]

No. [_____] [Date]

$[_______] PPN [__________]

For Value Received, the undersigned, Spire Tennessee Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or its registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on [______________] (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of [____]% per annum from the date hereof, payable semi-annually, on the [__]th day of [_____] and [_____] in each year, commencing with the [_____] [__]th or [_____] [__]th next succeeding the date hereof and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the greater of (i) [____]% and (ii) 2.0% over the rate of interest publicly announced by Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the corporate trust office of the Paying Agent, Clayton, Missouri or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of December 17, 2025 (as from time to time amended, restated and supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the provisions of the Note Purchase Agreement, including, without limitation, the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 and Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing,

Exhibit 1

(to Supplement)

a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Spire Tennessee Inc.

By

Name:

Title:

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